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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Qwest Communications International Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 18, 2009

Dear Stockholder,

        I am very pleased to invite you to the 2009 Annual Meeting of Stockholders of Qwest Communications International Inc. The meeting will be held in the Seawell Grand Ballroom of the Denver Center for the Performing Arts, 1050 13th Street, Denver, Colorado 80204, on Wednesday, May 13, 2009, starting at 9:30 a.m. (local time). If you plan to attend the meeting in person, please call 888-858-7914 or register online at www.qwest.com/stockholder2009 by May 12, 2009.

        The accompanying notice and proxy statement include important information about the matters to be acted on at the meeting.

        Your vote is important. On behalf of your Board of Directors, I urge you to vote promptly even if you plan to attend the meeting. Voting now will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

        We look forward to greeting you personally at the meeting.

Sincerely,

Edward A. Mueller
Chairman and Chief Executive Officer

DRIVING DIRECTIONS AND PARKING INFORMATION
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Seawell Grand Ballroom
Denver Center for the Performing Arts
1050 13th Street
Denver, Colorado 80204

Map of the Denver Center for the Performing Arts Complex

Driving Directions

From Denver International Airport:

  •
  From the airport terminal go west on Pena Boulevard

  •
  From Pena Boulevard merge onto I-70 west

  •
  Take the I-25 south exit toward Colorado Springs

  •
  Take exit 212A south onto Speer Boulevard

  •
  Turn sharp left onto Arapahoe Street

  •
  Turn right onto 13th Street

From Northbound I-25:

  •
  Take I-25 north to Exit 210C for the Auraria Parkway

  •
  Turn right onto Speer Boulevard

  •
  Turn sharp left onto Arapahoe Street

  •
  Turn right onto 13th Street

Parking

There is a parking garage at the Denver Center for the Performing Arts Complex with entrances off Arapahoe Street and 13th Street. There is also a parking garage across the street at the Colorado Convention Center that connects to the Complex by a pedestrian bridge over Champa Street.

To avoid parking concerns, there is a Light Rail stop at the Colorado Convention Center across the street from the Complex. Entrance to the Complex is on 14th Street.

Be sure to bring proof of ownership and identification. See "Questions and Answers about the Proxy Materials and the Meeting" below for more information about these requirements.

Please call 800-567-7296 with any questions.

QWEST COMMUNICATIONS INTERNATIONAL INC.
1801 CALIFORNIA STREET
DENVER, COLORADO 80202

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on May 13, 2009

The proxy statement and annual report to security holders are available at
www.proxyvote.com.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of
Qwest Communications International Inc.:

        The 2009 Annual Meeting of Stockholders of Qwest Communications International Inc., a Delaware corporation, will be held in the Seawell Grand Ballroom of the Denver Center for the Performing Arts, 1050 13th Street, Denver, Colorado 80204, on Wednesday, May 13, 2009, starting at 9:30 a.m. (local time).

        Only stockholders of record on March 16, 2009, are entitled to notice of and to vote at the meeting and at any adjournment or postponement that may take place. At the meeting we plan to:

  1.
  Elect 12 directors to the Board of Directors to hold office until the annual meeting of stockholders in 2010 and until their successors are elected and qualified;

  2.
  Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2009;

  3.
  Approve a policy relating to severance arrangements with executives;

  4.
  Consider 4 stockholder proposals, if properly presented; and

  5.
  Transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

        Our Board of Directors recommends that you vote FOR the election of the director nominees named in this proxy statement, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009 and the approval of a policy relating to severance arrangements with executives (FOR ITEMS 1-3) and AGAINST each of the other proposals (AGAINST ITEMS 4-7).

        We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly even if you plan to attend the meeting. Voting now will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

                      By Order of the Board of Directors

                      Richard N. Baer
                       Executive Vice President, General Counsel, Chief
                      Administrative Officer and Corporate Secretary

Denver, Colorado
March 18, 2009

QWEST COMMUNICATIONS INTERNATIONAL INC.
1801 CALIFORNIA STREET
DENVER, COLORADO 80202

PROXY STATEMENT

 GENERAL

        We are providing this proxy statement to you as part of a solicitation by the Board of Directors of Qwest Communications International Inc. for use at our 2009 Annual Meeting of Stockholders and at any adjournment or postponement that may take place. We will hold the meeting in the Seawell Grand Ballroom of the Denver Center for the Performing Arts, 1050 13th Street, Denver, Colorado 80204, on Wednesday, May 13, 2009, starting at 9:30 a.m. (local time).

        For a second year, we are taking advantage of Securities and Exchange Commission, or SEC, rules that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending most of our stockholders a two-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. If you receive this two-page notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of our proxy materials.

        We expect to mail, or provide notice and electronic delivery of, this proxy statement and accompanying proxy card to stockholders beginning on or about March 24, 2009. Unless the context otherwise requires, the terms "Qwest," "us," "we," and "our" include Qwest Communications International Inc. and its consolidated subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND THE MEETING

Q:
Why am I receiving these materials?

A:
Our Board is providing these proxy materials to you in connection with our 2009 Annual Meeting of Stockholders, which will take place on Wednesday, May 13, 2009. As a stockholder on the record date for the meeting, you are invited to attend the meeting. We also encourage you to vote on the matters described in this proxy statement.

Q:
What information is contained in these materials?

A:
This proxy statement includes information about the nominees for director and the other matters to be voted on at the meeting. The proxy statement also includes information about the voting process and requirements, the compensation of directors and some of our executive officers, and certain other required information.

Q:
What can I vote on at the meeting?

A:
There are 7 matters to be voted on at the meeting:

(1)
The election of 12 directors to our Board to hold office until the annual meeting of stockholders in 2010 and until their successors are elected and qualified;

  (2)
  The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009;

  (3)
  The approval of a policy relating to severance arrangements with executives;

  (4)
  A stockholder proposal urging our Board to adopt a policy to seek stockholder approval of any extraordinary benefits for senior executives under nonqualified supplemental executive retirement plans;

  (5)
  A stockholder proposal urging our Board to adopt a policy that stockholders have the opportunity at each annual meeting to vote on an advisory resolution proposed by management to approve certain compensation of our executives;

  (6)
  A stockholder proposal requesting that our Board amend our bylaws to allow 10% or greater stockholders to call special meetings of stockholders; and

  (7)
  A stockholder proposal requesting that our Board initiate the process of reincorporating Qwest in North Dakota and electing to subject us to North Dakota's publicly traded corporations law.

  The stockholder proposals will be voted on only if they are properly presented at the meeting.

Q:
How does the Board recommend that I vote on each of the matters?

A:
Our Board recommends that you vote FOR each of the director nominees, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009 and the approval of a policy relating to severance arrangements with executives (FOR ITEMS 1-3) and AGAINST each of the other proposals (AGAINST ITEMS 4-7).

Q:
Why did I receive a two-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:
For a second year, we are taking advantage of SEC rules that allow us to deliver proxy materials to our stockholders on the Internet. Under these rules, we are sending most of our stockholders a two-page notice regarding the Internet availability of proxy materials instead of a full set of proxy materials. If you receive this two-page notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, this notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. This notice also tells you how to submit your proxy card on the Internet and how to request to receive a printed copy of our proxy materials. Stockholders may also request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Q:
Can I receive next year's proxy materials by email?

A:
Yes. All stockholders who have active email accounts and Internet access may sign up for email delivery of stockholder materials. To sign up, go to www.qwest.com/about/investor and click on "Electronic Enrollment." If you have multiple registered or beneficial accounts, you need to enroll for each account. If you elect to receive proxy materials by email, we will not mail you any proxy-related materials next year. Your enrollment in the email program will remain in effect as long as your account remains active or until you cancel it.

Q:
What classes of stock are entitled to be voted?

A:
Each share of our common stock outstanding on March 16, 2009, is entitled to one vote on each of the items being voted on at the meeting. We often refer to this date as the Record Date. On the Record Date, we had 1,718,763,774 shares of common stock outstanding. We have no other classes of stock outstanding.

Q:
What shares can I vote?

A:
You can vote all shares you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. If you are a current or former Qwest employee, these shares also include shares held on your behalf through our 401(k) plan or Employee Stock Purchase Plan, or ESPP.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. There are some important distinctions between shares held of record and those owned beneficially.

  Stockholder of Record

  If your shares are registered in your name with our transfer agent, The Bank of New York Mellon, you are the stockholder of record for those shares and are receiving proxy-related materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting.

  Beneficial Owner

  If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in "street name") or through our 401(k) plan or ESPP, you are the beneficial owner of those shares. Your broker, bank or nominee is the stockholder of record and therefore has forwarded proxy-related materials to you as beneficial owner. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from your broker, bank or nominee giving you the right to vote the shares. (Signed proxies are not available for shares held through our 401(k) plan. If you hold shares through our 401(k) plan, you must vote those shares as provided below.)

Q:
How do I vote if I am a stockholder of record (as described in the question and answer above)?

A:
You can vote on the Internet or by telephone by following the instructions you received in the mail or by email. If you received a full printed set of our proxy materials in the mail, you can also vote by mail. Finally, you can vote in person at the meeting.

Q:
How do I vote if I am a beneficial owner (as described in the question and answer above)?

A:
You can vote on the Internet or by telephone by following the instructions you received in the mail or by email. If you received a full printed set of our proxy materials in the mail, you can also vote by mail. You can vote in person at the meeting only if you obtain a signed proxy from your broker, bank or nominee giving you this right. However, signed proxies are not available for shares held through our 401(k) plan. If you hold shares through our 401(k) plan, you must vote those shares as described below.

Q:
Can I change my vote or revoke my proxy?

A:
Yes. You can change your vote or revoke your proxy at any time before the final vote at the meeting. You can do this by casting a later proxy through any of the available methods described in the questions and answers above. If you are a stockholder of record, you can also revoke your proxy by delivering a written notice of your revocation to our Corporate Secretary at our principal executive office at 1801 California Street, Denver, Colorado 80202. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other nominee.

Q.
How do I vote Qwest shares held on my behalf in Qwest's 401(k) plan?

A.
If you are a participant in our 401(k) plan, you are entitled to instruct the trustee, State Street Bank and Trust Company, how to vote the shares allocated to your account. If you do not instruct State Street Bank and Trust Company how to vote your shares, our 401(k) plan provides for State Street Bank and Trust Company to vote your shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law. To allow sufficient time for our tabulator, Broadridge Financial Solutions, Inc., to process your voting instructions and State Street Bank and Trust Company to vote, your voting instructions must be received by Broadridge by May 10, 2009.

  As a plan participant, you may attend the annual meeting. However, your shares held through our 401(k) plan can only be voted as described in the paragraph above.

  All stockholder meeting proxies, ballots and other voting materials (including information submitted through the Internet and telephone voting systems) that identify how an individual stockholder has voted will be kept confidential.

Q:
What does it mean if I get more than one set of proxy-related materials?

A:
It means you hold shares registered in more than one account. Follow the instructions in each set of proxy-related materials to ensure that all of your shares are voted.

Q:
What is the quorum requirement for the meeting?

A:
For a "quorum" to exist at the meeting, stockholders holding a majority of the votes entitled to be cast by the stockholders entitled to vote generally must be present in person or represented by proxy at the meeting. There must be a quorum for any action to be taken at the meeting (other than adjournment or postponement of the meeting). If you submit a properly completed proxy, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum.

  If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as "broker non-votes," those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

Q:
What is the voting requirement to approve each of the matters?

A:
In the election of directors, each nominee will be elected a director if he or she receives the affirmative vote of a majority of the votes cast with respect to that nominee's election. A majority of the votes cast means that the number of votes "for" a director must exceed 50% of the votes cast with respect to that director's election. Votes "against" the director count as votes cast with respect to that director, but "abstentions" will not count as votes cast with respect to the director. You can find more information about the voting requirement for director elections below under the heading "Proposal 1—Election of Directors."

  For each of the other matters, approval requires the affirmative vote of stockholders holding a majority of those shares present (in person or by proxy) and entitled to vote on the matter. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes for certain matters (as described in the question and answer immediately above). In tabulating the voting result for a proposal, shares that constitute broker non-votes are not considered as being entitled to vote on that proposal.

Q:
How can I vote on each of the matters?

A:
In the election of directors, you may vote FOR or AGAINST each individual nominee or indicate that you wish to ABSTAIN from voting on that nominee. For the other matters, you may vote FOR or AGAINST the matter, or you may indicate that you wish to ABSTAIN from voting on the matter.

Q:
How will the votes be counted?

A:
Your shares will be voted according to your directions on your proxy. If you submit a proxy with no further instructions, your shares will be voted in accordance with the recommendations of our Board (FOR all director nominees named in this proxy statement, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009 and the approval of a policy relating to severance arrangements with executives, and AGAINST each of the other proposals). If you ABSTAIN from voting on the election of a director nominee, your vote will not be considered a vote cast with respect to that director's election and therefore will not be counted in determining whether the director received a majority of the votes cast. If you ABSTAIN from voting on any of the other proposals, it will have the same effect as a vote AGAINST that proposal.

  If you hold shares through our 401(k) plan and do not instruct State Street Bank and Trust Company how to vote your shares, our 401(k) plan provides for State Street Bank and Trust Company to vote your shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law. If you hold shares through our ESPP, but do not return a proxy, the plan administrator may vote your shares in its discretion.

Q:
Who will count the votes?

A:
We have appointed Broadridge to act as the inspector of election for the meeting. We believe that Broadridge will use procedures that are consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote. Broadridge will separately tabulate all votes FOR and AGAINST each matter, as well as all abstentions and broker non-votes.

Q:
Who may attend the meeting?

A:
All stockholders as of the Record Date may attend. Please bring to the meeting:

  •
  proof of ownership such as: a copy of your proxy or voting instruction card; the two-page notice regarding the Internet availability of proxy materials you received in the mail; or a copy of a brokerage or bank statement showing your share ownership as of the Record Date; and

  •
  proof of identification such as a valid driver's license or passport.

Q:
How will voting on any other business be conducted?

A:
We do not expect any matters to be presented for a vote at the meeting other than the 7 matters described in this proxy statement. If you grant a proxy (other than for shares held in our 401(k) plan), either of the officers named as proxy holders, Edward A. Mueller and Richard N. Baer, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the meeting and at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as the proxy holder will vote your proxy for another candidate or other candidates nominated by our Board.

Q:
May I propose actions for consideration at next year's meeting of stockholders?

A:
Yes. For your proposal to be considered for inclusion in our proxy statement for next year's meeting, we must receive your written proposal no later than November 18, 2009. If we change the date of next year's meeting by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials. You should also be aware that your proposal must comply with SEC regulations regarding stockholder proposals.

  Similarly, for you to raise a proposal (including a director nomination) from the floor at next year's meeting, we must receive a written notice of the proposal no later than November 18, 2009, and it must contain the additional information required by our Amended and Restated Bylaws. If we change the date of next year's meeting by more than 30 days from the date of this year's meeting, then we must receive your written proposal at least 150 days before the date of next year's meeting for the proposal to be timely. You may obtain a complete copy of our Amended and Restated Bylaws on our website at www.qwest.com/about/investor/governance or by submitting a written request to our Corporate Secretary at our principal executive office.

Q:
Who is paying for this proxy solicitation?

A:
We will pay the cost of soliciting the proxies. We have also hired Mellon Investor Services to assist us in the solicitation of proxies. We will pay Mellon Investor Services a fee of $14,500 plus expenses. In addition, our officers, directors and employees may solicit proxies or votes in person, by telephone or by email. These people will not be paid any additional compensation for these activities. We will send copies of proxy-related materials or additional solicitation materials to brokers, fiduciaries and custodians who will forward these materials to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding these materials to beneficial owners.

HOUSEHOLDING OF PROXY MATERIALS

        In an effort to reduce printing costs and postage fees, we have adopted a practice called "householding." Under this practice, stockholders who have the same address and last name and do not participate in email delivery of proxy-related materials will receive only one set of proxy-related materials unless one or more of these people notifies us that he or she wishes to continue to receive individual copies.

        If you share an address with another stockholder and receive only one set of proxy-related materials and would like to request a separate copy for this year's annual meeting or for any future meetings, please: (1) call our Shareowner Relations department at 1-800-567-7296; (2) send an email message to investor.relations@qwest.com; or (3) mail your request to Qwest Communications International Inc., 1801 California Street, 51st Floor, Denver, Colorado 80202, Attn: Shareowner Relations. Additional copies of the materials will be sent within 15 days after receipt of your request. Similarly, you may also contact us through any of these methods if you receive multiple copies of the materials and would prefer to receive a single copy in the future.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

        The table below provides information about the beneficial ownership of shares of our common stock as of March 1, 2009 (except where another date is indicated), by:

  •
  each person known by us to beneficially own more than 5% of our common stock;

  •
  each director and nominee for director;

  •
  each of the named executive officers listed in the Summary Compensation Table on page 39 of this proxy statement; and

  •
  all of our directors and executive officers as a group.

        The information in this table is based on our records, information filed with the SEC and information provided to us. Unless otherwise noted, the business address of each person is 1801 California Street, Denver, Colorado 80202.

Name	Address	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares(2)
5% Owners
Capital Research Global Investors, Capital World Investors and The Growth Fund of America, Inc.	333 South Hope Street Los Angeles, CA 90071	372,062,910	(3)	21.7%
Philip F. Anschutz	555 Seventeenth Street Denver, CO 80202	246,908,004	(4)	14.4%
FMR LLC	82 Devonshire Street Boston, MA 02109	199,658,760	(5)	11.7%
BlackRock, Inc.	40 East 52nd Street New York, NY 10022	130,084,478	(6)	7.6%
Franklin Mutual Advisers, LLC	101 John F. Kennedy Parkway Short Hills, NJ 07078	102,869,700	(7)	6.0%
State Street Bank and Trust Company, Trustee	One Lincoln Street Boston, MA 02111	101,125,550	(8)	5.9%
Current Directors and Named Executive Officers
Edward A. Mueller		1,819,947	(9)	*
Linda G. Alvarado		93,788	(10)	*
Charles L. Biggs		133,750	(11)	*
K. Dane Brooksher		127,750	(12)	*
Peter S. Hellman		95,516	(13)	*
R. David Hoover		107,750	(14)	*
Patrick J. Martin		82,750	(15)	*
Caroline Matthews		107,750	(16)	*
Wayne W. Murdy		132,750	(17)	*
Jan L. Murley		38,250	(18)	*
Frank P. Popoff		136,847	(19)	*
James A. Unruh		92,750	(20)	*
Anthony Welters		55,750	(21)	*
Thomas E. Richards		1,027,940	(22)	*
Richard N. Baer		2,155,462	(23)	*
Joseph J. Euteneuer		496,381	(24)	*
C. Daniel Yost		824,799	(25)	*
Current Directors and Executive Officers as a Group (19 persons)		8,794,820	(26)	*
Former Named Executive Officer
John W. Richardson	c/o Qwest Communications 1801 California Street Denver, Colorado 80202	27,814		*

*
Less than one percent.

(1)
The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. These persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire as of March 1, 2009, or within 60 days from that date, through the exercise of stock options or other similar rights. Amounts also include, where applicable, shares of restricted stock and shares of stock held for the account of each person through our 401(k) plan and ESPP. None of our directors or executive officers has pledged as security any of the shares they beneficially own. Unless otherwise indicated, each person has sole investment and voting power (or, under applicable marital property laws, shares these powers with his or her spouse) with respect to the shares shown in the table. Amounts do not include phantom equity units that we credit to accounts for our non-employee directors, based on their election to defer their director's fees earned in a given year. As of March 1, 2009, the following phantom equity units had been credited to accounts for our non-employee directors: (a) Ms. Alvarado, 187,216; (b) Mr. Biggs, 48,497; (c) Mr. Brooksher, 104,353; (d) Mr. Hellman, 235,507; (e) Mr. Hoover, 35,512; (f) Mr. Martin, 47,155; (g) Ms. Matthews, 800; (h) Mr. Murdy, 4,983; (i) Ms. Murley, 0; (j) Mr. Popoff, 235,385; (k) Mr. Unruh, 44,166; and (l) Mr. Welters, 32,536. Each phantom equity unit represents a cash value equal to the value of one share of our common stock.

(2)
Ownership percentage is reported based on 1,709,696,058 shares of common stock outstanding on March 1, 2009, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of March 1, 2009, or within 60 days from that date, through the exercise of stock options or other similar rights.

(3)
Beneficial ownership information is based on information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on February 17, 2009, by Capital Research Global Investors ("CRGI"), an Amendment No. 2 to Schedule 13G filed with the SEC on February 12, 2009, by Capital World Investors ("CWI") and an Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2009, by The Growth Fund of America, Inc. ("Growth Fund"). The schedules contain the following information regarding beneficial ownership of the shares: (a) CRGI is deemed to be the beneficial owner of 211,062,910 shares (which includes 8,471,705 shares resulting from an assumed conversion of our 3.5% Convertible Senior Notes due 2025) and has sole voting power with respect to 72,393,200 of the shares, shared voting power with respect to none of the shares and sole dispositive power with respect to 211,062,910 of the shares; (b) CWI is deemed to be the beneficial owner of 161,000,000 shares and has sole voting power with respect to 50,500,000 of the shares, shared voting power with respect to none of the shares and sole dispositive power with respect to 161,000,000 of the shares; (c) each of CRGI and CWI expressly disclaims beneficial ownership of all of the reported shares; and (d) Growth Fund beneficially owns 121,418,000 shares, over which it has sole voting power and no dispositive power.

(4)
Includes, as of March 1, 2009, (a) 229,708,000 shares deemed owned by Anschutz Company, a corporation wholly owned by Mr. Anschutz, and (b) 17,200,000 shares held by Anschutz Family Investment Company LLC, of which Anschutz Company is the manager and a 1% equity owner. Of the 229,708,000 shares deemed owned by Anschutz Company, all are subject to forward sale contracts pursuant to which Anschutz Company holds no investment control but has voting control over 223,633,000 of the shares and could, under certain circumstances, reacquire voting control over the remaining 6,075,000 shares. Anschutz Family Investment Company LLC has sold a call option on all of the shares it holds.

(5)
Beneficial ownership information is based on information contained in an Amendment No. 8 to Schedule 13G filed with the SEC on February 17, 2009, by FMR LLC on behalf of itself and affiliated persons and entities. The schedule contains the following information regarding beneficial ownership of the shares: (a) Fidelity Management & Research Company (a wholly owned subsidiary of FMR LLC) is the beneficial owner of 175,587,291 shares, which includes 1,853,397 shares resulting from an assumed conversion of our 3.5% Convertible Senior Notes due 2025. Edward C. Johnson III, FMR LLC and the Fidelity funds each has sole power to dispose of the 175,587,291 shares. Neither Edward C. Johnson III nor FMR LLC has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds; those shares are voted by the Boards of Trustees for the Fidelity funds; (b) Strategic Advisers, Inc. (a wholly owned subsidiary of FMR LLC) is the beneficial owner of 3,259 shares; (c) Pyramis Global Advisors, LLC (a wholly owned subsidiary of FMR LLC) is the beneficial owner of 1,982,027 shares, which includes 414,451 shares resulting from an assumed conversion of our 3.5% Convertible Senior Notes due 2025. Edward C. Johnson III and FMR LLC each has sole power to dispose of the 1,982,027 shares and sole power to vote or direct the voting of the 1,982,027 shares; (d) Pyramis Global Advisors Trust Company (a wholly owned subsidiary of FMR LLC) is the beneficial owner of 13,846,163 shares, which includes 32,966 shares resulting from an assumed conversion of our 3.5% Convertible Senior Notes due 2025. Edward C. Johnson III and FMR LLC each has sole power to dispose of the 13,846,163 shares and sole power to vote or direct the voting of 11,358,633 shares; (e) FIL Limited ("FIL") (of which a partnership controlled predominantly by members of the Edward C. Johnson III family or by trusts for their benefit owns approximately 47% of the voting power) is the beneficial owner of 8,240,020 shares; FMR LLC reports that it is of the view that the shares beneficially owned by FIL are not required to be aggregated with shares beneficially owned by FMR LLC for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); FIL has sole power to dispose of the 8,240,020 shares, sole power to vote or direct the voting of 7,793,240 of the shares and no power to vote or direct the voting of 446,780 of the shares; and (f) Members of the Edward C. Johnson III family own shares of FMR LLC representing 49% of the voting power of FMR LLC.

(6)
Beneficial ownership information is based on information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on February 10, 2009, by BlackRock, Inc. on behalf of various of its investment advisory subsidiaries. BlackRock reports that it has shared voting and dispositive power with respect to all of the reported shares. Blackrock expressly disclaims beneficial ownership of all reported shares.

(7)
Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on January 28, 2009, by Franklin Mutual Advisers, LLC ("FMA"). The reported shares are beneficially owned by one or more open-end investment companies or other managed accounts that are managed from FMA. FMA disclaims any pecuniary interest in any of the shares.

(8)
Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 17, 2009, by State Street Bank and Trust Company ("State Street"), acting in various fiduciary capacities. Of the reported shares, State Street reports that it has sole voting power with respect to 55,147,207 shares, shared voting power with respect to 45,978,343 shares, sole dispositive power with respect to none of the shares and shared dispositive power with respect to all of the shares. State Street expressly disclaims beneficial ownership of all reported shares.

(9)
Includes (a) 1,291,000 shares of unvested restricted stock and (b) 518,667 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(10)
Includes (a) 27,000 shares of unvested restricted stock and (b) 50,000 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(11)
Includes (a) 27,000 shares of unvested restricted stock and (b) 80,000 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(12)
Includes (a) 27,000 shares of unvested restricted stock and (b) 80,000 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(13)
Includes (a) 27,000 shares of unvested restricted stock and (b) 50,000 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(14)
Includes (a) 27,250 shares owned by Mr. Hoover's spouse's revocable trust of which Mr. Hoover expressly disclaims beneficial ownership, (b) 27,000 shares of unvested restricted stock and (c) 40,000 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(15)
Includes (a) 27,000 shares of unvested restricted stock and (b) 40,000 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(16)
Includes (a) 27,000 shares of unvested restricted stock and (b) 40,000 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(17)
Includes (a) 27,000 shares of unvested restricted stock and (b) 40,000 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(18)
Includes 27,000 shares of unvested restricted stock.

(19)
Includes (a) 20,000 shares owned as trustee for the Frank P. Popoff Revocable Living Trust, (b) 27,000 shares of unvested restricted stock and (c) 50,000 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(20)
Includes (a) 27,000 shares of unvested restricted stock and (b) 40,000 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(21)
Includes (a) 27,000 shares of unvested restricted stock and (b) 10,000 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(22)
Includes (a) 394,666 shares of unvested restricted stock and (b) 529,667 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(23)
Includes (a) 268,666 shares of unvested restricted stock and (b) 1,748,917 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(24)
Includes 489,000 shares of unvested restricted stock.

(25)
Includes (a) 187,250 shares of unvested restricted stock and (b) 562,084 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date.

(26)
Includes (a) 3,213,581 shares of unvested restricted stock and (b) 4,771,411 shares subject to options that are exercisable as of March 1, 2009, or within 60 days from that date by our directors and executive officers as a group. Excludes a total of 737 phantom equity units held under our deferred compensation plan by two of our executive officers who are not named executive officers. Each phantom equity unit represents a cash value equal to the value of one share of our common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and certain persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and these greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of these reports furnished to us and in some cases written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were complied with during and for the year ended December 31, 2008.

GOVERNANCE OF THE COMPANY

Governance Guidelines

        Our Board has adopted Guidelines on Significant Governance Issues, which set forth fundamental corporate governance principles applicable to Qwest and our Board. We sometimes refer to these guidelines as our Governance Guidelines.

        Among other things, our Governance Guidelines include the following items about our Board.

  •
  The Board will propose director nominees so that, if stockholders elect those nominees, a substantial majority of the Board will be independent.

  •
  Our Chief Executive Officer, or CEO, should be a director. Other members of management will generally not be considered for Board membership. Our CEO must resign as a director when he ceases to be CEO.

  •
  The Board has adopted a policy that a director must offer his or her resignation from the Board upon a material change in job responsibilities or retirement.

  •
  Whenever the Chairman of our Board is also serving as our CEO, our independent directors will appoint a lead independent director. Patrick J. Martin currently serves as lead independent director.

  •
  Independent directors are encouraged to limit the number of other boards on which they serve. A director who is CEO or a senior executive of a public corporation or large non-profit entity may not be a director of more than 3 other public companies. Any other director may not be a director of more than 4 other public companies.

  •
  Non-management directors meet in executive session without any management personnel present at all regularly scheduled Board meetings. Our lead independent director chairs these sessions.

  •
  The Board believes directors should develop a meaningful ownership position in Qwest over time. While the Board does not believe it is appropriate to set a specific level of stock ownership, each director is expected to own Qwest stock (including phantom equity units) in an amount that is at least equal to one year's annual retainer fee.

  •
  Directors are expected to take steps reasonably necessary to be adequately informed about Qwest and related external matters, including corporate governance best practices.

  •
  The Board and each of its standing committees conduct annual self-evaluations, and the Board conducts annual evaluations of individual directors. Each committee also reviews its charter annually.

  •
  The Audit Committee, Compensation and Human Resources Committee and Nominating and Governance Committee consist entirely of independent directors. The Audit Committee consists of at least 3 directors, all of whom are financially literate and at least 2 of whom have accounting or financial experience.

  •
  The CEO and other appropriate executives report annually to the Board on succession planning and management development.

  •
  The Board has complete access to management.

Director Independence

        Our common stock is listed on the New York Stock Exchange, or NYSE. As such, we are subject to the NYSE's director independence standards. In accordance with these standards and our Governance Guidelines, in determining independence the Board affirmatively determines whether a director has a "material relationship" with Qwest that would compromise his or her independence from management or would cause him or her to fail to meet the NYSE's specific independence criteria. When assessing the "materiality" of a director's relationship with Qwest, the Board considers all relevant facts and circumstances, not merely from the director's standpoint, but from that of the persons or organizations with which the director has an affiliation, and, where applicable, the frequency and regularity of the services, and whether the services are being carried out at arm's length in the ordinary course of business. Material relationships can include commercial, consulting, charitable, familial and other relationships. A relationship is not material if, in the Board's judgment, it is not inconsistent with the NYSE's director independence standards and it does not compromise a director's independence from management.

        Applying these standards, the Board has determined that each of our directors and director nominees, other than Edward A. Mueller, qualifies as independent. As a result of these determinations, at all times since the beginning of 2008, our Board has been composed of a majority of independent directors, and the Board's Audit Committee, Compensation and Human Resources Committee and Nominating and Governance Committee have consisted entirely of independent directors. The Board has also determined that each member of our Audit Committee qualifies as independent under the SEC's heightened independence standards for audit committee members. In making these determinations, the Board considered the relationships described below under the heading "Related Person Transactions." We may also provide to the Board information about other relationships between us and our directors even though those relationships are not required to be disclosed as related person transactions and do not otherwise impact independence. We provide this material for informational purposes only, and the Board does not consider this information in making its independence determinations. For example, Linda G. Alvarado serves on the board of directors of one of our wholly owned subsidiaries, Qwest Foundation. Ms. Alvarado's service is at our request and in connection with her service as a Qwest director.

Communications with Directors

        Stockholders and other interested parties who wish to communicate with our Board, including our non-employee directors as a group, our lead independent director or any other individual directors, may do so by writing to our Corporate Secretary at our principal executive office at 1801 California Street, Denver, Colorado 80202. Our Corporate Secretary will review all correspondence intended for the Board and will regularly forward to the Board a summary of this correspondence and copies of correspondence that, in the opinion of the Corporate Secretary, is of significant importance to the functions of the Board or otherwise requires the Board's attention. Directors may at any time review a log of all correspondence received by the Corporate Secretary that is intended for the Board and request copies of any of this correspondence.

 Codes of Conduct

        We have adopted written codes of conduct that serve as the code of ethics applicable to our directors, officers and employees, including our principal executive officer and senior financial officers, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002, the related SEC rules and the NYSE rules. If we make changes to, or provide waivers from, our code of conduct applicable to our principal executive officer and senior financial officers, we intend to disclose these events on our website or in a report on Form 8-K within 4 business days of the event.

Meetings and Committees

        Our Board met 8 times and acted twice by unanimous written consent during 2008. Each of our directors attended 75% or more of the aggregate of the total number of meetings of the Board held while he or she was a director and of each committee on which he or she served during the period in which the director served as a member of that committee. Though we do not have a formal policy regarding attendance by directors at annual meetings of stockholders, attendance is encouraged. All of our directors attended the 2008 annual meeting of stockholders.

        The table below identifies the Board's standing committees and committee membership:

Name	Audit Committee Member	Compensation and Human Resources Committee Member	Nominating and Governance Committee Member	Finance Committee Member	Executive Committee Member
Edward A. Mueller					Chair
Linda G. Alvarado		✓
Charles L. Biggs	✓		✓	Chair
K. Dane Brooksher	Chair		✓
Peter S. Hellman		✓		✓
R. David Hoover			✓
Patrick J. Martin			Chair	✓	✓
Caroline Matthews	✓
Wayne W. Murdy	✓
Jan L. Murley		✓
Frank P. Popoff(1)		✓		✓	✓
James A. Unruh		Chair
Anthony Welters			✓	✓

(1)
On January 6, 2009, Mr. Popoff notified us of his intention not to stand for reelection to our Board at the 2009 annual meeting.

        The Board has also established a single-member committee made up of the Chairman of the Board with authority to grant certain awards under our Equity Incentive Plan. You can find more information about this committee below under the heading "Compensation and Human Resources Committee—Processes Relating to Executive Compensation."

Audit Committee

  Charter and Meetings

        The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements, among other things. As noted above, the members of the Audit Committee are Messrs. Biggs, Brooksher and Murdy and Ms. Matthews. The Audit Committee has a written charter, which is available in the "Corporate

Governance" section of our website at www.qwest.com/about/investor/governance. The Audit Committee met 12 times during 2008.

  Audit Committee Financial Experts

        The Board has determined that each member of the Audit Committee is qualified as an audit committee financial expert, has accounting and related financial management expertise and is financially literate. You should understand that these designations are disclosure requirements of the SEC and NYSE relating to the members' experience and understanding of accounting and auditing matters. These designations do not affect the obligations and liability of Board or Audit Committee members generally. As noted above, the Board has also determined that each member of the Audit Committee is independent under the NYSE's director independence standards applicable to audit committee members, including the heightened independence requirements under the SEC's rules.

Compensation and Human Resources Committee

  Charter and Meetings

        The Compensation and Human Resources Committee of our Board has a written charter, which is available in the "Corporate Governance" section of our website at www.qwest.com/about/investor/governance. We sometimes refer to this committee as the Compensation Committee. The Compensation Committee met 11 times and acted once by unanimous written consent during 2008.

  Processes Relating to Executive Compensation

        Under its charter, the Compensation Committee carries out the responsibilities of the Board relating to the compensation of our executives. Among other things, the Compensation Committee has the authority to:

  •
  review and approve goals and objectives relevant to the compensation of our CEO, evaluate our CEO's performance and set our CEO's compensation;

  •
  consider and approve the selection and retention of, and compensation arrangements and plans for, our executive officers; and

  •
  make recommendations to the Board with respect to our Equity Incentive Plan and ESPP.

        The Compensation Committee reviews its actions with the Board on a regular basis. In addition, for some matters such as setting CEO compensation, the Compensation Committee often solicits input from the Board. The Compensation Committee may appoint and delegate any of its charter responsibilities to subcommittees. The Compensation Committee does not currently have any subcommittees.

        In addition to its charter responsibilities, the Compensation Committee is responsible for administering our Equity Incentive Plan. This includes the authority under the plan to grant awards, such as stock options, restricted stock and performance shares. The Compensation Committee may delegate this authority to specified officers of Qwest, except that it may not delegate the authority to grant awards to persons covered by Section 16(b) of the Exchange Act. Our Board has established a single-member committee made up of the Chairman of the Board (who is also our CEO). Our Board and the Compensation Committee have delegated to this committee the authority to grant plan awards, except that the committee may not grant awards (a) to persons covered by Section 16(b) of the Exchange Act, which includes all of our executives, and (b) for more than 200,000 shares of common stock, as may be adjusted for stock splits, dividends or the like. Awards to our executives and awards for more than 200,000 shares must be approved by the Compensation Committee or by the Board. This single-member committee is required to provide to the Compensation Committee periodic reports listing the names of persons who have received awards under this authority and the number of shares granted.

        Our Board generally retains authority over our other compensation plans and our employee benefit plans. To assist the Board in discharging these responsibilities, the Executive Committee of our Board established two committees made up of our Chief Administrative Officer (or his delegate) and those other employees as he may designate:

  •
  a Plan Design Committee with full authority in a non-fiduciary capacity to amend and terminate any of our employee benefit plans or any benefits and programs associated with any of our pension plans other than pension benefits that are unique to senior executives, provided that any single amendment that will impact the amount by which we would be required to fund our pension plans by more than $25 million for any calendar year may be adopted only if approved by: our CEO; Chief Financial Officer, or CFO; and Chief Administrative Officer; and

  •
  an Employee Benefits Committee with full discretionary power in a fiduciary capacity to administer each of our employee benefit plans.

        Our human resources department supports the Compensation Committee in its work. Among other things, our human resources department compiles and analyzes historical compensation information for executives and market and proxy data. This information is then used by the Compensation Committee to evaluate and make decisions about executive compensation. Our human resources department also uses this information as a basis for its recommendations to the Compensation Committee about the structure, form and amount of executive compensation. In reviewing the compensation for executives other than our CEO, the Compensation Committee considers recommendations and individual performance reviews from our CEO and/or our Chief Operating Officer, or COO. And in reviewing the compensation for our CEO, the Compensation Committee may solicit input from one or more executives who report to our CEO.

        The Compensation Committee has the authority to retain a compensation consultant to assist in the evaluation of executive compensation and has the sole authority to approve the consultant's fees and retention terms. The Compensation Committee engages Mercer (US) Inc., or Mercer, as its compensation consultant. For 2008, Mercer assisted the Compensation Committee and our human resources department with the compilation and analysis of historical compensation information and market and proxy data. Mercer also provided advice relating to our decision to integrate performance shares into our executive compensation program in 2008 (which is discussed more fully below under the heading "Compensation of Executive Officers—Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Awards") and our adoption of a new executive severance policy (which is discussed more fully below under the heading "Proposal No. 3—Approval of a Policy Relating to Severance Arrangements with Executives"). In addition, throughout 2008 Mercer provided analyses of best practices and emerging trends in executive compensation, benefit programs and long-term incentive plan modeling. Mercer reports directly to the chairman of the Compensation Committee. In connection with the performance of its services, Mercer also works with, and receives instructions from, members of our human resources department who are performing tasks at the direction of the Compensation Committee or its chairman.

Nominating and Governance Committee

  Charter and Meetings

        The Nominating and Governance Committee of our Board has a written charter, which is available in the "Corporate Governance" section of our website at www.qwest.com/about/investor/governance. The

Nominating and Governance Committee met 3 times and acted once by unanimous written consent during 2008.

  Director Qualifications and Criteria for Board Membership

        Under its charter, the Nominating and Governance Committee has the responsibility to recommend candidates for election as directors and believes that candidates for director should have certain minimum qualifications, including experience in one or more of the following:

  •
  business or management for complex and large consolidated companies or other complex and large institutions;

  •
  accounting or finance for complex and large consolidated companies or other complex and large institutions;

  •
  leadership, strategic planning or crisis response for complex and large consolidated companies or other complex and large institutions;

  •
  the telecommunications industry; and

  •
  other significant and relevant areas deemed by the Nominating and Governance Committee to be valuable to Qwest.

Directors also should possess:

  •
  significant experience in their respective fields of endeavor;

  •
  useful knowledge, background and judgment; and

  •
  the commitment to learn Qwest's business.

        The Nominating and Governance Committee evaluates candidates for the Board on the basis of the process and standards set forth in its charter and our Governance Guidelines. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms (to whom we pay a fee), stockholders or other persons.

        The Nominating and Governance Committee will consider nominees recommended by our stockholders. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit a recommendation in writing to our Corporate Secretary at our principal executive office, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The Nominating and Governance Committee does not intend to alter its criteria for evaluating potential director candidates, including the criteria set forth above, in the case of director candidates recommended by stockholders. The Nominating and Governance Committee periodically considers recommendations for director candidates. If you wish to raise a director nomination for next year's annual meeting, you must comply with the notice and other requirements described above under the heading "Questions and Answers about the Proxy Materials and the Meeting—Q: May I propose actions for consideration at next year's meeting of stockholders?"

  Processes Relating to Director Compensation

        Under its charter, the Nominating and Governance Committee is responsible for reviewing non-employee director compensation annually for appropriateness and sufficiency. The Compensation Committee may also be asked to participate in this review to the extent that it involves determinations about awards granted or to be granted under our Equity Incentive Plan. Based on this review, the Nominating and Governance Committee (and in some cases the Compensation Committee) recommends to the Board any proposed changes to director compensation. The Board is ultimately responsible for approving the form and amount of director compensation. The Nominating and Governance Committee may appoint and delegate any of its responsibilities to subcommittees but no subcommittee may have any final decision-making authority on behalf of our Board. The Nominating and Governance Committee does not currently have any subcommittees.

        Our human resources department supports the Nominating and Governance Committee and our Board in their work relating to director compensation. Among other things, our human resources department compiles and analyzes historical director compensation information and market and proxy data. The Nominating and Governance Committee and our Board then use this information to evaluate and make decisions about director compensation. Our human resources department and executives also use this information as a basis for their recommendations to the Nominating and Governance Committee and our Board about the structure, form and amount of director compensation. These recommendations may include a recommendation from our CEO, who is a director but who does not receive any separate compensation for his role as a director. As discussed above under the heading "Compensation and Human Resources Committee—Processes Relating to Executive Compensation" and below under the heading "Compensation of Executive Officers," our CEO's compensation is evaluated and approved by the Compensation Committee.

        The Nominating and Governance Committee has the authority to retain independent consultants as it deems appropriate to carry out its duties. As described above, the Compensation Committee engages Mercer as its compensation consultant. In connection with the Nominating and Governance Committee's and Compensation Committee's review of director compensation in 2008, Mercer assisted our human resources department with the compilation and analysis of historical director compensation information and market and proxy data. Mercer reports directly to the chairman of the Compensation Committee. In connection with the performance of its services, Mercer also works with, and receives instructions from, members of our human resources department who are performing tasks at the direction of the Compensation Committee or its chairman.

Finance Committee

        The purpose of the Finance Committee is, among other things, to review and evaluate our financial needs, to approve the issuance of debt and equity securities, to oversee the administration of our trust funds and to review our business strategy as it deems necessary. The Finance Committee also makes recommendations to our Board and management about financial policies and objectives. The Finance Committee met 7 times during 2008.

Executive Committee

        The Executive Committee may exercise all the powers and authority of our Board in the management of Qwest, except as prohibited by the Delaware General Corporation Law. The Executive Committee did not meet or act by unanimous written consent during 2008.

How to Obtain Copies of our Governance-Related Materials

        Copies of our Governance Guidelines, codes of conduct and the charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are available in the "Corporate Governance" section of our website at www.qwest.com/about/investor/governance. Copies of these documents are also available in print to any stockholder who requests them by sending a written request to our Corporate Secretary at Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202.

DIRECTOR COMPENSATION

Director Compensation Table

        The table below summarizes the compensation paid to and earned by each of our non-employee directors in 2008. This compensation was paid in accordance with our director compensation plan, which is described below under the heading "Director Compensation Plan." Directors who are also our employees do not receive any separate compensation for their services as directors. Edward A. Mueller is our only director who is also an employee. You can find information about Mr. Mueller's compensation below under the heading "Compensation of Executive Officers."

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(2)	All Other Compensation(3)	Total
Linda G. Alvarado	$77,500	$126,836	$58,872	$960	$264,168
Charles L. Biggs	$102,500	$126,836	$58,872	$960	$289,168
K. Dane Brooksher	$95,000	$126,836	$58,872	$960	$281,668
Peter S. Hellman	$75,000	$126,836	$58,872	$960	$261,668
R. David Hoover	$75,000	$126,836	$105,716	$960	$308,512
Patrick J. Martin	$100,000	$126,836	$92,250	$960	$320,046
Caroline Matthews	$80,000	$126,836	$105,716	$960	$313,512
Wayne W. Murdy	$80,000	$126,836	$92,250	$960	$300,046
Jan L. Murley	$77,500	$108,425	—	$320	$186,245
Frank P. Popoff	$107,500	$126,836	$58,872	$960	$294,168
James A. Unruh	$85,000	$126,836	$92,250	$960	$305,046
Anthony Welters	$80,000	$126,836	$49,779	$960	$257,575

(1)
Each of Messrs. Brooksher, Hoover, Martin, Popoff, Unruh and Welters elected to defer all of his fees earned in 2008 under our Deferred Compensation Plan for Non-Employee Directors, which is described below.

(2)
Amounts represent the dollar amount we recognized in 2008 for financial statement reporting purposes with respect to restricted stock granted in 2008 and restricted stock and options granted in previous years. In accordance with SEC rules, the amounts in the table disregard the estimate of forfeitures on service-based awards. We used the same assumptions to calculate these amounts as we used for financial statement reporting purposes. You can find general information about the ranges of these assumptions in Notes 14, 13 and 3 to our financial statements contained in our Annual Reports on Form 10-K for the years ended December 31, 2008, 2007, and 2006, respectively. In addition, we include below supplemental information about the assumptions we used to calculate the amounts for awards granted in 2008 and included in our 2008 and 2007 proxy statements supplemental information about the assumptions we used to calculate the amounts for awards granted in 2007 and 2006, respectively.

  2008 Awards

  On December 12, 2007, our Compensation Committee approved a restricted stock award to each of our non-employee directors of 15,000 shares with a grant date of January 2, 2008. The estimated grant date fair value of each restricted stock award was $102,000, which we calculated using the closing market price of our common stock on the date of grant ($6.80).

  Outstanding Restricted Stock and Stock Options

  The following table shows the total number of shares of unvested restricted stock and total stock options held by each of our non-employee directors on December 31, 2008:

		Stock Options Outstanding
	Unvested Restricted Stock Outstanding
Name		Vested	Unvested
Linda G. Alvarado	18,000	35,000	25,000
Charles L. Biggs	18,000	65,000	25,000
K. Dane Brooksher	18,000	65,000	25,000
Peter S. Hellman	18,000	35,000	25,000
R. David Hoover	18,000	25,000	73,000
Patrick J. Martin	18,000	25,000	73,000
Caroline Matthews	18,000	25,000	73,000
Wayne W. Murdy	18,000	25,000	73,000
Jan L. Murley	15,000	—	—
Frank P. Popoff	18,000	35,000	25,000
James A. Unruh	18,000	25,000	73,000
Anthony Welters	18,000	5,000	27,000

  In 2008, we cancelled the following vested options held by our directors upon the expiration of each option's 10-year term: Ms. Alvarado, 51,880 options; Mr. Hellman, 51,880 options; and Mr. Popoff, 57,068 options.

(3)
Amounts represent dividends paid on restricted stock, where those dividends were not factored into the grant date fair value of the restricted stock award. In general, dividends are factored into the grant date fair value of restricted stock awards granted after December 2007, which is when our Board announced that we would begin paying a quarterly dividend.

Director Compensation Plan

        In October 2007, upon recommendations of the Nominating and Governance Committee and the Compensation Committee, our Board approved our current non-employee director compensation plan. In October 2008, the Nominating and Governance Committee and the Compensation Committee

reevaluated the plan and decided not to recommend to the Board any changes to the plan. The table below shows the compensation to which our non-employee directors are entitled:

Annual Retainer	$70,000
Meeting Fees	None
Additional Annual Retainer for Lead Director	$20,000
Additional Annual Retainer for Committee Members
Audit Committee	$10,000
Compensation Committee	$7,500
All Other Committees	$5,000
Additional Annual Retainer for Committee Chairpersons (paid instead of the Additional Annual Retainer for Committee Members described above)
Audit Committee	$20,000
Compensation Committee	$15,000
All Other Committees	$10,000
Annual Restricted Stock Award	$100,000 value	(1)
New Director Restricted Stock Award	None	(2)

    (1)
    Each non-employee director receives an annual restricted stock award valued by us at $100,000 on the first trading day of each year. All awards are granted under our Equity Incentive Plan and vest in full after one year or upon an earlier change in control, as defined in our Equity Incentive Plan and described below under "Grants of Plan-Based Awards in 2008—Other Stock Awards and Other Option Awards." The actual number of shares of restricted stock is equal to $100,000 divided by the closing market price of our common stock on the date of grant and rounded to the nearest 1,000 shares. The awards will be forfeited to the extent that they are not vested on the director's removal or resignation from the Board.

    (2)
    Any new non-employee director receives a prorated annual restricted stock award on the date on which he or she is elected to the Board.

Equity Award Practices

        The grant date of each annual restricted stock award to non-employee directors is the first trading day of the year, and the grant date of each prorated restricted stock award to a new director is the date on which the director is appointed to the Board. The 2008 annual restricted stock awards have a grant date of January 2, 2008, and were approved by the Compensation Committee on December 12, 2007. No new directors were appointed in 2008. The Compensation Committee may or may not possess material nonpublic information when it approves awards. However, the Compensation Committee consistently acts only at a particular time of the year and does not try to achieve more advantageous grant dates in connection with the timing of the release of material nonpublic information.

Equity Compensation Plan for Non-Employee Directors

        Under our Equity Compensation Plan for Non-Employee Directors, non-employee directors may elect, on a quarterly basis, to receive any or all of the amount of their annual directors' fees and meeting fees in the form of shares of our common stock. Since the beginning of 2008, none of our directors has made this election.

 Deferred Compensation Plan for Non-Employee Directors

        Non-employee directors may defer all or any portion of their directors' fees for an upcoming year under our Deferred Compensation Plan for Non-Employee Directors. A director's election to defer fees must be made within 30 days of the director's appointment to the Board (with respect to fees not yet earned) and thereafter on an annual basis in the year before the year in which the fees would otherwise be payable. Quarterly, we credit each participant's account with a number of "phantom units" having a value equal to his or her deferred director fees. Each phantom unit has a value equal to one share of our common stock and is subject to adjustment for cash dividends payable to our stockholders as well as stock dividends and splits, consolidations and other transactions that affect the number of shares of our common stock outstanding. Subject to the terms of the plan, each participant's account will be distributed as a lump sum as soon as practicable following the end of his or her services as a director. Amounts deferred before 2005 and earnings on those amounts are subject to the distribution options elected in advance by the participant and may be in the form of: (i) a lump-sum payment; (ii) annual cash installments over periods up to 10 years; or (iii) some other form selected by our Chief Administrative Officer (or his designee).

        The table below shows the number of phantom equity units credited to accounts for our non-employee directors and the value of those units as of December 31, 2008:

Name	Number of Phantom Equity Units	Value of Phantom Equity Units(1)
Linda G. Alvarado	187,216	$681,466
Charles L. Biggs	48,497	$176,529
K. Dane Brooksher	104,353	$379,845
Peter S. Hellman	235,507	$857,245
R. David Hoover	35,512	$129,264
Patrick J. Martin	47,155	$171,644
Caroline Matthews	800	$2,912
Wayne W. Murdy	4,983	$18,138
Jan L. Murley	—	—
Frank P. Popoff	235,385	$856,801
James A. Unruh	44,166	$160,764
Anthony Welters	32,536	$118,431

    (1)
    Value is calculated by multiplying the closing market price of our common stock on December 31, 2008 ($3.64), by the number of phantom equity units.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        All of our directors stand for election annually and for terms that expire at the next annual meeting. Any director appointed to our Board as a result of a newly created directorship or to fill a vacancy holds office until the next annual meeting. Our Board currently consists of 13 directors. On January 6, 2009, Frank P. Popoff notified us of his intention not to stand for reelection to our Board at the 2009 annual meeting. Immediately following Mr. Popoff's retirement at the time of the annual meeting, the size of our Board will be reduced to 12. The Nominating and Governance Committee has nominated the 12 persons named below to serve as directors until our next annual meeting and until the director's successor has been duly elected and qualified, or until the earlier of the director's death, resignation or retirement. All nominees are currently serving on our Board and were elected by stockholders at our 2008 annual meeting.

        Unless you indicate on your proxy that you are voting AGAINST one or more of the nominees or that you ABSTAIN from voting with respect to one or more of the nominees, the persons named as proxies will vote all proxies received FOR the election of each nominee. Each of the nominees has consented to be named as a nominee in this proxy statement, and we expect that each of the nominees will be able to serve if elected. If any nominee is unavailable for election, the persons named as proxies will vote your shares FOR the election of a substitute nominee proposed by our Board.

        Each nominee will be elected a director if he or she receives the affirmative vote of a majority of the votes cast with respect to that director's election. A majority of the votes cast means that the number of votes FOR a director must exceed 50% of the votes cast with respect to that director's election. Votes AGAINST the director count as votes cast with respect to that director, but ABSTENTIONS do not count as votes cast with respect to the director. In accordance with our Amended and Restated Bylaws, each nominee has submitted an irrevocable letter of resignation conditioned upon (a) him or her not receiving 50% of the votes cast and (b) the Board's acceptance of the resignation. If a director does not receive 50% of the votes cast, the Board, acting on the recommendation of the Nominating and Governance Committee, will determine whether to accept the director's resignation. The Board will make this determination within 90 days of receiving certified voting results and may consider any appropriate and relevant information. The Board will accept the director's resignation unless it determines that a compelling reason exists for concluding that it is in our best interests for the director to remain a director. Except in certain circumstances where a quorum would not exist, the Nominating and Governance Committee and the Board will make their determinations without the participation of any directors who did not receive 50% of the votes cast.

Recommendation of our Board of Directors

        The Board of Directors recommends that you vote FOR each of the director nominees named below. Proxies will be voted FOR each of the nominees named below unless you otherwise specify in your proxy.

        Below you can find information, including biographical information, about our director nominees.

Name	Age(1)	Year Began as Director
Edward A. Mueller(2)	61	2007
Linda G. Alvarado	57	2000
Charles L. Biggs	68	2004
K. Dane Brooksher	70	2004
Peter S. Hellman	59	2000
R. David Hoover	63	2005
Patrick J. Martin	67	2005
Caroline Matthews	49	2005
Wayne W. Murdy	64	2005
Jan L. Murley	57	2007
James A. Unruh	67	2005
Anthony Welters	54	2006

    (1)
    As of March 1, 2009.

    (2)
    Under the terms of Mr. Mueller's employment agreement, we have agreed that, during the term of the agreement and while Mr. Mueller is employed by us, we will use our best efforts to cause him to be appointed as one of our directors and to be appointed as Chairman of our Board and to include him in the Board's slate of nominees for election as a director at annual meetings of our stockholders and will recommend to our stockholders that he be elected as a director.

        Edward A. Mueller has been our Chairman and Chief Executive Officer since August 2007. Mr. Mueller served as Chief Executive Officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings, from 2003 until July 2006, and served as a director of Williams-Sonoma from 1999 until May 2007. Prior to joining Williams-Sonoma as Chief Executive Officer, Mr. Mueller held a variety of executive level positions with several telecommunications companies, including Ameritech, SBC International Operations, Pacific Bell and Southwestern Bell Telephone. Mr. Mueller currently serves as a director of The Clorox Company and McKesson Corporation. Mr. Mueller holds a bachelor's degree in civil engineering from the University of Missouri and an executive masters degree in business administration from Washington University.

        Linda G. Alvarado has been President and Chief Executive Officer of Alvarado Construction, Inc. since 1978. Alvarado Construction is a commercial and industrial general contractor, construction manager and development company. Ms. Alvarado currently serves as a director of Pepsi Bottling Group, 3M Company, Pitney Bowes, Inc. and Lennox International Inc. Ms. Alvarado earned a bachelor's degree from Pomona College.

        Charles L. Biggs was a management consultant with Deloitte & Touche, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in 2002. At Deloitte, Mr. Biggs held various management positions, including National Director of Strategy Services for Deloitte's strategy arm and Chairman of Deloitte/Holt Value Associates. Mr. Biggs currently serves as a director of Standard Parking Corporation. Mr. Biggs earned a bachelor's degree in industrial management from Kent State University.

        K. Dane Brooksher was Chairman of the Board of ProLogis, a provider of distribution facilities and services, from 1999 to May 2007 and Chief Executive Officer of ProLogis from 1999 to December 2004. Before joining ProLogis in 1993, Mr. Brooksher spent more than 32 years with KPMG Peat Marwick (now KPMG LLP). Mr. Brooksher currently serves as a director of Pactiv Corporation and Cass Information Systems, Inc. Mr. Brooksher earned a bachelor's degree from the College of William and Mary.

        Peter S. Hellman held various management positions with Nordson Corporation from 2000 until his retirement in January 2008, including President from 2004 to January 2008 and Chief Financial and Administrative Officer from 2000 to January 2008. Nordson is a designer, manufacturer and marketer of industrial equipment. Prior to joining Nordson, Mr. Hellman held various positions at TRW Inc., BP America and The Irving Trust Company. Mr. Hellman currently serves as a director of Baxter International Inc. and Owens-Illinois, Inc. Mr. Hellman earned a bachelor's degree from Hobart College and an M.B.A. from Case Western Reserve University.

        R. David Hoover has held various management positions with Ball Corporation since 1970, including Chairman since 2002, Chief Executive Officer since 2001 and President since 2000. Ball is a provider of metal and plastic packaging, primarily for beverages and foods, and of aerospace and other technologies and services. Mr. Hoover currently serves as a director of Ball, Energizer Holdings, Inc. and Irwin Financial Corporation. Mr. Hoover received a bachelor's degree from DePauw University and an M.B.A. from Indiana University and completed the Advanced Management Program of the Harvard University Graduate School of Business.

        Patrick J. Martin was Chairman, President and Chief Executive Officer of Storage Technology Corporation from 2000 until his retirement in August 2005. Storage Technology was a designer, manufacturer and marketer of tape drives and automated cartridge libraries, disk arrays and network management and backup software that was acquired by Sun Microsystems, Inc. in August 2005. Prior to joining Storage Technology, Mr. Martin held various management positions with Xerox Corporation.

Mr. Martin earned a bachelor's degree from Iona College, a master's degree and Ph.D. from George Washington University and a P.M.D. from Harvard University.

        Caroline Matthews has served as President of the WellPoint Foundation since September 2006. The WellPoint Foundation is a private, non-profit organization wholly funded by health insurance company, WellPoint, Inc., to administer its social responsibility programs and charitable contributions. Since 1988, Ms. Matthews has held various management positions with WellPoint and its affiliates, including President of Blue Cross and Blue Shield of Georgia from December 2004 to September 2006, President of Anthem Blue Cross and Blue Shield's West Region from August 2004 to December 2004 and Chief Operating Officer of Anthem Blue Cross and Blue Shield's West Region from 2000 to August 2004. Ms. Matthews currently serves as a director of Perot Systems Corporation. Ms. Matthews received a bachelor's degree from Sheffield University in Yorkshire, England and an M.B.A. from Indiana University.

        Wayne W. Murdy held various management positions with Newmont Mining Corporation, a worldwide gold producer, from 1992 until his retirement in 2007, including Chairman from 2002 to December 2007 and Chief Executive Officer from 2001 to June 2007. Before joining Newmont Mining, Mr. Murdy spent 15 years serving in senior financial positions in the oil and gas industry, including positions with Apache Corporation and Getty Oil Company. Mr. Murdy currently serves as a director of Weyerhaeuser Company. Mr. Murdy earned a bachelor's degree from California State University at Long Beach.

        Jan L. Murley has served as Interim President of Floral Group of 1-800-Flowers.com, Inc., a gift retailer, since October 2008. Previously, Ms. Murley served as a consultant to Kohlberg Kravis Roberts & Co., a private equity firm, from November 2006 to October 2008. From 2003 to July 2006, Ms. Murley was Chief Executive Officer and a director of The Boyds Collection, Ltd., a designer and manufacturer of gifts and collectibles. Prior to joining The Boyds Collection, Ms. Murley held various positions at Hallmark Cards, Inc. and The Procter & Gamble Company. Ms. Murley currently serves as a director of The Clorox Company and 1-800 Flowers.com. Ms. Murley received her bachelor's degree and an M.B.A., both from Northwestern University.

        James A. Unruh has served as Principal of Alerion Capital Group, a merchant banking organization focused on private equity, since 1998. Prior to joining Alerion Capital, Mr. Unruh held various positions with Unisys Corporation and its predecessors, including most recently Chairman, President and Chief Executive Officer. Mr. Unruh currently serves as a director of CSG Systems International, Inc., Prudential Financial, Inc. and Tenet Healthcare Corporation. He earned a bachelor's degree from Jamestown College and an M.B.A. from the University of Denver.

        Anthony Welters has served as Executive Vice President of UnitedHealth Group since January 2007 and as President of its Public and Senior Markets Group since September 2007. UnitedHealth Group provides health care services and resources. Mr. Welters previously served as President and Chief Executive Officer of AmeriChoice Corporation (a UnitedHealth Group company) from 1989 when he founded the company until December 2006. Mr. Welters currently serves as a director of West Pharmaceutical Services, Inc. and C.R. Bard, Inc. Mr. Welters received a bachelor's degree from Manhattanville College and a J.D. from New York University School of Law.

 EXECUTIVE OFFICERS AND MANAGEMENT

        Below you can find information, including biographical information, about our executive officers (other than Mr. Mueller, whose biographical information appears above).

Name	Age(1)	Position
Thomas E. Richards	54	Executive Vice President and Chief Operating Officer
Richard N. Baer	51	Executive Vice President, General Counsel and Chief Administrative Officer
Joseph J. Euteneuer	53	Executive Vice President and Chief Financial Officer
C. Daniel Yost	60	Executive Vice President, Mass Markets Group
Teresa A. Taylor	45	Executive Vice President, Business Markets Group
R. William Johnston	54	Senior Vice President, Controller and Chief Accounting Officer

    (1)
    As of March 1, 2009.

        Thomas E. Richards has served as our Executive Vice President and Chief Operating Officer since August 2008. Mr. Richards previously served as our Executive Vice President, Business Markets Group, from April 2005 to August 2008. From January 2004 to March 2005, Mr. Richards worked periodically as an independent consultant. Previously, Mr. Richards held management positions at several technology and telecommunications companies, including Clear Communications, Inc., Ameritech Corporation and Bell Atlantic Corporation. Mr. Richards received a bachelor's degree from the University of Pittsburgh and an M.S. degree in management from the Massachusetts Institute of Technology.

        Richard N. Baer has served as our Executive Vice President and General Counsel since December 2002 and as our Chief Administrative Officer since August 2008. Mr. Baer, who joined Qwest in 2001, previously served as our Deputy General Counsel and as Special Legal Counsel to our Chairman and CEO. Prior to joining Qwest, Mr. Baer was chairman of the litigation department at the Denver law firm of Sherman & Howard. Mr. Baer received his bachelor's degree from Columbia University and his juris doctor degree from Duke University.

        Joseph J. Euteneuer has served as our Executive Vice President and Chief Financial Officer since September 2008. Previously, Mr. Euteneuer served as Executive Vice President and Chief Financial Officer of XM Satellite Radio Holdings Inc., a satellite radio provider, from 2002 until September 2008 after it merged with SIRIUS Satellite Radio, Inc. Prior to joining XM, Mr. Euteneuer held various management positions at Comcast Corporation and its subsidiary, Broadnet Europe. Mr. Euteneuer holds a bachelor's degree from Arizona State University and is a certified public accountant.

        C. Daniel Yost has served as our Executive Vice President, Mass Markets Group, since August 2008. From June 2004 until August 2008, Mr. Yost served as our Executive Vice President, Product and IT. Prior to joining Qwest, Mr. Yost served as President and Chief Operating Officer of Allegiance Telecom, Inc., a telecommunications company that we acquired in 2004. Mr. Yost also held management positions at several technology companies, including AT&T Wireless, McCaw Cellular Communications, MetroCel Cellular, Inc. and NETCOM Online Communications. Mr. Yost received his bachelor's degree in electrical engineering and his master's degree in business administration, both from Southern Methodist University.

        Teresa A. Taylor has served as our Executive Vice President, Business Markets Group, since August 2008. Previously, Ms. Taylor held several other management positions with Qwest, including Executive Vice President and Chief Administrative Officer from December 2004 until August 2008, Executive Vice President, Wholesale Markets Group, from 2003 until December 2004, and Executive Vice President, Products and Pricing, from 2000 until 2003. Ms. Taylor also held a number of leadership positions with U S WEST, Inc. from 1988 until its merger with Qwest in 2000. Ms. Taylor received her bachelor's degree from the University of Wisconsin—La Crosse.

        R. William Johnston has served as a Senior Vice President since December 2007 and as our Controller since April 2007 and was designated our Chief Accounting Officer in August 2007. Mr. Johnston served as a Vice President from 2003 until December 2007 and as our Assistant Controller from 2003 to April 2007. Mr. Johnston has held various successively more senior finance, accounting and public policy positions with us and U S WEST, Inc. since 1988. Mr. Johnston holds a bachelor's degree in business administration from the University of Nebraska at Omaha.

COMPENSATION OF EXECUTIVE OFFICERS

        When we refer to our "executives" in this section, we mean our six named executive officers listed in the Summary Compensation Table below.

Compensation Discussion and Analysis

Compensation Objectives

        We use executive compensation practices that we believe allow us to attract, retain, motivate and appropriately reward the talented individuals we need to continue to be a leading provider of data, Internet, video and voice services and to maintain our strong commitment to customer service. The following key principles influenced and guided our executive compensation practices for 2008:

Principle	Key Points and Compensation Elements Involved
Compensation should be sufficiently competitive to attract and retain talented executives	•	Total compensation is targeted at or above the median of our peers, depending on experience, complexity and difficulty of position and performance
Compensation should reflect position and	•	Total compensation increases with position and responsibility
responsibility	•	A greater percentage of total compensation should be at risk as position and responsibility increase
• "at risk" compensation includes annual bonuses and long-term incentive awards
• executives with greater roles in, and responsibility for, achieving Qwest's performance goals bear a greater proportion of the risk that those goals are not achieved and receive a greater proportion of the reward if goals are met or surpassed
Compensation should relate to and reward corporate and individual performance	•	In setting salaries, we believe in paying for performance, meaning that higher performing executives receive higher salaries compared to peer executives
	•	Annual bonuses are linked to individual performance and various components of Qwest's performance
	•	Long-term incentive awards are by their nature tied to our longer-term financial performance, and performance shares are more specifically tied to our total shareholder return as compared to peers
Compensation should be balanced between cash and equity	•	A portion of total compensation is paid in the form of equity because equity ownership encourages executives to behave like owners and provides a clear link between the interests of executives and those of stockholders
	•	The ratio of equity awards to salary increases as position and level of responsibility increase because higher-level executives generally have greater influence over our long-term stock performance
Compensation should provide a mix of current, annual and long-term	•	This mix supports a balance among the current, mid-range and long-range goals of Qwest and our executives
compensation		• current compensation (salary and perquisites) is designed to provide an immediate financial incentive
• annual incentive compensation (annual bonuses) is designed to provide an incentive for current year performance while also encouraging behavior that is consistent with our long-range goals

Principle	Key Points and Compensation Elements Involved
• long-term compensation (long-term incentive awards and retirement and pension benefits) are designed to focus executives on our longer-term goals and achievements
	•	Participation in annual and long-term compensation increases at the higher levels of responsibility where executives have the greatest influence on our lasting success and profitability
Long-term incentive awards should be balanced among various types of equity	•	This mix provides additional balance and diversity to compensation packages
awards		• performance shares and stock options are entirely at risk, while restricted stock has some inherent value
• performance shares are valued based on our total shareholder return relative to a group of our peers, while restricted stock and stock options are valued based on our absolute stock performance
Compensation should include elements that are tailored to help maintain productivity in an actual or potential	•	Change in control benefits are intended to preserve executive productivity and encourage retention in an actual or potential change in control
change in control	•	The importance of these benefits increases with position and level of responsibility

        Together, these compensation principles are designed to appropriately reward our executives, while also encouraging them to act in the best interests of Qwest. We believe it is important to periodically review our incentive compensation programs, such as our annual bonus plan and our long-term incentive award program, to assure that we have not created an environment that encourages executives to take unnecessary or excessive risks that threaten the value of Qwest. Based on this review, we believe that we have created a balanced and diverse incentive compensation program that does not promote unnecessary or excessive risk-taking.

Use of Market and Proxy Data and Benchmarking

        We strive to set executive compensation at competitive levels. This involves, among other things, establishing compensation levels that are generally consistent with levels at other companies with which we compete for talent. We refer to these other companies as our peers.

        To do this, the Compensation Committee relies on market and proxy data collected and analyzed by its compensation consultant, Mercer, and our human resources department. In general, market data comes from published compensation surveys prepared by Mercer and others. These surveys often contain information about a broad range of companies; however, when available, Mercer uses information from these surveys that relates to other companies in the telecommunications industry. Proxy data comes from the publicly available proxy statements of our peers. You can find more information about Mercer and its relationship with the Compensation Committee above under the heading "Governance of the Company—Compensation and Human Resources Committee."

        The Compensation Committee also benchmarks our executive compensation against our peers. In particular, we benchmark total annual cash compensation (consisting of salary and bonus) and long-term incentive awards. Executives are generally benchmarked against individuals who work in similarly situated positions at our peers. You can find more information about our benchmarking practices for each of these elements of compensation below under the heading "Elements of Compensation."

        With assistance from Mercer, our human resources department determines the makeup of our peer group and reevaluates the group annually. For setting 2008 compensation, our peer group consisted of 9 companies that are in our industry and related industries. Six of these companies, like us, are Fortune 300 companies. Our peer group for 2008 was the same as our peer group for 2007 except that we removed two former peer companies, Bellsouth Corporation and Lucent Technologies Inc., because they merged into other companies and added one new peer company, Embarq Corporation, which was created as a result of a spin-off from another of our peer companies. Below is a list of our peers for 2008.

ALLTEL Corporation	Comcast Corporation
AT&T Corp.	Embarq Corporation
CenturyTel Inc.	Motorola, Inc.
Citizens Communications Company (now known as Frontier Communications Corporation)	Sprint Nextel Corporation Verizon Communications, Inc.

Elements of Compensation

        Our executive compensation structure for 2008 had four key elements:

  •
  total annual cash compensation, consisting of salary and bonus;

  •
  long-term incentive awards, consisting of stock options, restricted stock and performance shares;

  •
  post-employment compensation; and

  •
  perquisites and other benefits.

  Total Annual Cash Compensation

        Total annual cash compensation consists of market-competitive salaries and performance-based bonuses. Consistent with the compensation principles discussed above, for 2008 the Compensation Committee generally set executive salaries that were at or near the median as compared to our peers, but that when combined with above-median bonus target percentages resulted in total targeted annual cash compensation between the 50th and 75th percentiles relative to our peers. This means that in general a larger portion of total annual cash compensation was tied to performance and at risk as compared to our peers, thus supporting our pay-for-performance goals. Within these targets, a particular executive's salary and total annual cash compensation generally varied depending on experience, complexity and difficulty of position and performance.

  Salary

        The Compensation Committee reviews executive salaries annually and at the time of a promotion or other change in responsibilities. Overall, the benchmarking goals discussed above were the primary drivers for executive salaries for 2008. For 2008, the Compensation Committee did not make any changes to Mr. Mueller's salary of $1,200,000, which was originally set when Mr. Mueller joined Qwest in August 2007. The Compensation Committee believed that, in addition to meeting the benchmarking goals discussed above, this salary continued to be appropriate. When Mr. Euteneuer joined Qwest in September 2008, the Compensation Committee set his salary at $660,000, which was consistent with the benchmarking goals discussed above.

        Each of our other executives had a significant change in job responsibilities in mid-2008, and as such the Compensation Committee approved salary increases for each of them taking into consideration their new responsibilities. Mr. Richards' salary increased from $495,000 to $700,000, Mr. Baer's salary increased from $635,000 to $690,000, and Mr. Yost's salary increased from $441,000 to $500,000. Each new salary was set to meet the benchmarking goals discussed above. For Mr. Richards, the Compensation Committee also took into account the fact that Qwest had not recently had a COO position and that Mr. Richards was new to this broader role; thus, his salary was set at the lower end of the benchmarking ranges.

        Before these job changes, in February 2008 the Compensation Committee conducted its annual review of executive salaries. The Compensation Committee increased Mr. Richards' salary by 3% in his previous position, primarily to keep pace with our peers, based on the benchmarking goals discussed above.

  Bonus

        General.    Consistent with our compensation objectives discussed above, our executives participate in our annual cash bonus plans. The 2008 plan was approved in December 2007 and related to service and performance in 2008. The SEC refers to bonuses under plans like ours as non-equity incentive plan compensation, and we use that term in some of the compensation tables below.

        2008 Cash Bonus Plan.    Executive bonuses under the 2008 plan were calculated as follows:

	2008 Salary	x	Bonus Target Percentage	x	Corporate Performance Percentage (on a Scale of 0 - 150%)	x	Individual Performance Percentage (on a Scale of 0 - 150%)	=	Bonus
Edward A. Mueller	*		200%		88.3%		106%		$2,250,000
Thomas E. Richards	*		100% / 150%*		89.8% / 88.3%*		105%		$682,576
Richard N. Baer	*		150%		88.3%		105%		$911,324
C. Daniel Yost	*		100%		86.1% / 86.6%*		105%		$419,328

*
If applicable, adjustments to salaries and bonus target percentages during the year are prorated based on calendar days. As such, the salaries used under the plan are slightly different from the salaries reported in the Summary Compensation Table below. In addition, for executives who changed job responsibilities during the year, their corporate performance percentages are based on the performance of each group in which they worked during 2008, prorated based on calendar days.

        Under his employment contract, Mr. Euteneuer received a guaranteed bonus for 2008 of $300,246, which was his annual target bonus of $990,000 prorated for service in 2008. Because we hired Mr. Euteneuer in September 2008, he was not employed when we established the performance targets under the plan and he had limited opportunity to influence our 2008 performance. Due to his limited time at Qwest in 2008, the Compensation Committee concluded that, for 2008, some of his compensation that would otherwise be at risk and performance based would be guaranteed.

        Bonus Target Percentages.    The Compensation Committee reviews bonus targets annually and at the time of a promotion or other change in responsibilities. As noted above, in support of our compensation objectives, in general the Compensation Committee uses above-median bonus target percentages that, when combined with at or near median salaries, result in total annual cash compensation targeted between the 50th and 75th percentiles of our peers. For each of our executives, the Compensation Committee has set a bonus target percentage that results in total annual cash compensation within this range. In addition and also consistent with our compensation objectives, the Compensation Committee has set executive bonus target percentages that increase with position and responsibility. This means that, for higher-level executives, a larger portion of total annual cash compensation and total compensation is at risk and tied to performance.

        Corporate Performance Percentages.    Corporate performance percentages were determined by comparing management's assessment of actual corporate performance in 2008 to pre-established performance measures and targets. In December 2007, the Compensation Committee approved the measures to be used under the plan, as well as the weightings of those measures. The measures included, among other things, revenue, EBITDA, operating margin, cash flow, capital expenditures and imperatives, both for Qwest overall and in some cases for an individual business unit. Under the plan, these measures and their weightings varied for each executive depending on the department in which the executive worked. In approving these measures and their weightings, the Compensation Committee decided to make several changes to them as compared to the measures and weightings used under the 2007 plan. These changes were based on recommendations from management, including our CEO, and include the following changes that affected our executives:

Change	Reason for Change
Use EBITDA (instead of net income) as one of the measures of overall corporate performance	•	EBITDA is expected to give a more meaningful appraisal of our earnings
	•	EBITDA places more focus on operating revenue and expenses and eliminates the effects of interest, taxes and depreciation, which are significant for us and can be driven by decisions made in prior years
For executives who work in our corporate administrative support groups (such as our CEO, COO, General Counsel and Chief Administrative Officer, and CFO), measure corporate performance based 60% on overall corporate performance and 40% on a combination of business unit performance (instead of 100% on overall corporate performance)*	•	Bonuses for executives who work in these groups should be tied to the performance of the revenue-generating business units that they support, as well as to our overall corporate performance
*
For executives who work in one of our revenue-generating business units (such as our Executive Vice President—Mass Markets), corporate performance continued to be based 60% on overall corporate performance and 40% on the specific business unit's performance.

        As a result of consultation with certain of our stockholders, our Board and the Compensation Committee have adopted a policy that requires us to exclude as a factor in determining bonus payouts any impact on net income from "net pension cost" resulting from projected returns or debits on employee pension assets. Net pension cost is defined in our Governance Guidelines and means generally the gain or loss associated with changes in estimated pension costs.

        In February 2008, the Compensation Committee approved the specific performance targets to be used under the plan. The targets for all measures other than imperatives were derived from our 2008 financial budgets as approved by our Board and were based on recommendations from management, including our CEO. With respect to imperatives, the Compensation Committee did not review or approve any specific targets; however, in some cases our individual business units or executives developed qualitative goals for the year, which were then reviewed by management to help assess performance under this measure. We include below the targets relating to Qwest's overall performance in 2008. We do not disclose the confidential targets relating to the 2008 performance of our individual business units. Overall, in determining targets for each of the measures under our annual cash bonus plans, we believe payout at the 80% level should be achievable, payout at the 100% level is challenging and payout at the 150% level is difficult. We paid bonuses under these plans in 7 out of the past 8 years, and the corporate performance percentage in those 7 years ranged from 77% to 125%.

        In February 2009, the Compensation Committee reviewed management's assessment of our performance in 2008 as compared to the pre-established targets. For the imperatives measure, assessing performance was subjective, and significant consideration was given to management's recommendations. For the other measures, the Compensation Committee also considered management's recommendations. In certain cases we adjusted the pre-established business unit targets to account for operational shifts among our business units during the year, and we adjusted financial performance results for unusual or non-recurring items that were not contemplated by the targets. Based on this review, the Compensation Committee determined that the targets had been achieved at sufficient levels to merit payout and consequently approved the payment of bonuses under the plan.

        Below is additional information about how the corporate performance percentages were calculated for the various groups in which our executives worked during 2008. For executives who changed job responsibilities in 2008, corporate performance percentages are determined based on the performance of each group in which they worked during 2008, prorated for the portion of 2008 for which they worked in that group.

  •
  Overall Qwest performance of 87.6% accounted for 60% of each executive's corporate performance percentage and was calculated by using the weighted average of the following measures:

Overall Revenue (20%)				Overall EBITDA* (30%)				Overall Cash Flow* (30%)				Overall Imperatives (20%)
Payout Range	Target, as Adjusted	Result, as Adjusted	Payout %	Payout Range	Target, as Adjusted	Result, as Adjusted	Payout %	Payout Range	Target, as Adjusted	Result, as Adjusted	Payout %	Payout Range	Target	Payout %
150%	$14,044			150%	$4,849			150%	$1,754			150%	Excellent
120%	$13,937			120%	$4,769			120%	$1,674			120%
100%	$13,850	$13,547	92.4%	100%	$4,704	$4,538	85.6%	100%	$1,609	$1,439	84.9%	100%	Good	90.0%
90%	$13,448			90%	$4,568			90%	$1,473			90%
80%	$13,254			80%	$4,502			80%	$1,407			80%	OK
0%	<# above			0%	<# above			0%	<# above			0%	Poor

*
Overall EBITDA is calculated as operating revenue less cost of sales (exclusive of depreciation and amortization), selling expenses and general, administrative and other expenses. Overall cash flow is calculated as cash provided by operating activities less expenditures for property, plant and equipment and capitalized software. As described above, we also adjust the targets and performance results under these and other measures for internal structure changes and unusual and non-recurring items that were not contemplated by the targets.

•
Performance of our various business units accounted for 40% of each executive's corporate performance percentage and was calculated generally as follows:

•
Corporate Administrative Support Groups (Mr. Mueller; Mr. Richards for a portion of 2008; Mr. Baer; and Mr. Euteneuer)—Combined business unit performance of 89.2% was calculated by averaging the performance of our Business Markets Group (93.0%, calculated as shown below), Mass Markets Group (85.0%, calculated as shown below), Wholesale Markets Group (74.6%) and Network Group (104.3%).

•
Business Markets Group (Mr. Richards for a portion of 2008)—Business unit performance of 93.0% was calculated by using the weighted average of the following measures:

Payout %
Business Markets Group Revenue (50%)	150.0%
Business Markets Group Operating Margin (30%)	0.0%
Business Markets Group Imperatives (20%)	90.0%

    •
    Mass Markets Group (Mr. Yost for a portion of 2008)—Business unit performance of 85.0% was calculated by using the weighted average of the following measures:

Payout %
Mass Markets Group Revenue (40%)	84.3%
Mass Markets Group Operating Margin (40%)	83.2%
Mass Markets Group Imperatives (20%)	90.0%
    •
    Product Management and Information Technologies Group (Mr. Yost for a portion of 2008)—Business unit performance of 83.7% was calculated by using the weighted average of the following measures:

Payout %
Weighted Average of Business Markets Group Revenue, Mass Markets Group Revenue and Wholesale Markets Group Revenue (20%)	82.5%
Weighted Average of Business Markets Group Operating Margin, Mass Markets Group Operating Margin and Wholesale Markets Group Operating Margin (30%)	66.0%
Capital Expenditures (30%)	98.2%
Product Management and Information Technologies Group Imperatives (20%)	90.0%

        Individual Performance Percentages.    In February 2009, the Compensation Committee reviewed and approved the individual performance percentages for our executives (other than Mr. Euteneuer). For Mr. Mueller, the Compensation Committee set this percentage based on its subjective evaluation of Mr. Mueller's individual performance and accomplishments. These included, among other things, Mr. Mueller's leadership and participation in several of our major accomplishments in 2008 such as our partnership with Verizon Wireless and the successful negotiation of new collective bargaining agreements with our unions. The Compensation Committee also believed that in 2008 Mr. Mueller was integral to ongoing development of Qwest's strategic direction. For all other executives, Mr. Mueller recommended these percentages based on his subjective evaluation of the executives' overall performance.

        Former Executive.    Mr. Richardson was not eligible for a bonus under the 2008 plan. However, he may be entitled to severance payments tied in part to his target bonuses for 2008. You can find more information about these potential payments below under the heading "Other Potential Post-Employment and Change-in-Control Payments—Former Executive."

  Long-Term Incentive Awards

        Consistent with our compensation objectives discussed above, we and our stockholders have adopted an Equity Incentive Plan under which we granted stock options, restricted stock and performance shares to our executives in 2008.

  Change for 2008

        In prior years, executives received their long-term incentive awards as a combination of stock options and restricted stock. Beginning in 2008, the Compensation Committee decided to add performance shares as a component of executive long-term incentive awards. For 2008, executives received about half of the value of these awards in the form of stock options, one-quarter in the form of restricted stock and one-quarter in the form of performance shares. We believe this change further strengthened our commitment to paying for performance, thus supporting our overall compensation objectives. First, about 75% of the value of executives' 2008 long-term incentive awards was entirely at risk on the grant date. Second, a portion of 2008 long-term incentive compensation, and thus a portion of 2008 total compensation, is tied not only to our absolute stock performance but to our total shareholder return as compared to a group of our peers.

        The performance shares vest at the end of a performance period that begins on the grant date and ends on the earlier of the 3 year anniversary of the grant date or the closing of a change in control. Payout, if any, is tied to our total shareholder return over the performance period as compared to a group of our peers, as described more fully below under the heading "Grants of Plan-Based Awards in 2008—Equity Incentive Plan Awards." Our peer group for purposes of determining payout under performance shares consists of the following companies:

AT&T Corp.	Frontier Communications Corporation
CenturyTel Inc.	Verizon Communications, Inc.
Cincinnati Bell Inc.	Windstream Corporation
Embarq Corporation

        This peer group is different from the peer group that we used for setting 2008 executive compensation, which is described above under the heading "Use of Market and Proxy Data and Benchmarking." For executive compensation purposes, we chose a peer group that includes companies that we believe we compete with for executive talent. On the other hand, in choosing the peer group for purposes of determining payout under performance shares, we focused on companies with which we compete for a share of the telecommunications equity market. In general, the companies in this peer group are commonly grouped together in telecommunications indices tracked by equity rating companies, such as Standard and Poor's.

  Size of Awards

        In determining the total amount of long-term incentive awards to be granted to our executives in 2008, we used a multiple of salary benchmarked against our peers. Our human resources department used market and proxy data provided by Mercer to determine the ranges of multiples used by our peers. We determined that our peers used multiples of salary that ranged from 3 to 11 for positions comparable to Mr. Mueller's position and from 3 to 7 for positions comparable to the positions of our other executives. For Mr. Mueller's annual awards, the Compensation Committee selected a multiple of salary of 7 based on its subjective evaluation of Mr. Mueller, including his experience and the complexity and difficulty of his position. For the annual awards to each of our other executives, the Compensation Committee approved a multiple of salary of 4 based on the recommendation of our human resources department. Likewise, based on the recommendation of our human resources department, the Compensation Committee used a multiple of salary of 4 to determine Mr. Richards' promotion awards in July 2008 and Mr. Euteneuer's new hire awards in September 2008. When Mr. Euteneuer joined Qwest, he also received an additional restricted stock award valued by us at $1,175,000. The amount of this award was designed in part to compensate Mr. Euteneuer for certain benefits from his former employer that he gave up when he came to Qwest. The Compensation Committee believes this award was an important factor in attracting Mr. Euteneuer to Qwest.

  Vesting and Payout of Awards

        In general, the stock options and restricted stock vest ratably over 3 years. As discussed in more detail above under the heading "Change for 2008," the performance shares vest at the end of a specified performance period, and payout, if any, is tied to our total shareholder return as compared to a group of our peers. The Compensation Committee believes that this combination sufficiently focuses executives on our longer-term success, while also providing some more immediate, less at risk, reward. The Compensation Committee also believes that this combination means that a significant portion of executive's long-term incentive compensation is entirely at risk for a meaningful amount of time. You can find more specific information about the vesting, payout and other terms of these awards below under the heading "Grants of Plan-Based Awards in 2008."

  Stockholder Rights

        Under our Equity Incentive Plan, holders of restricted stock have all voting, dividend, liquidation and other rights available to stockholders generally. We believe it is appropriate to provide these rights to holders of unvested restricted stock because it more closely aligns the holders' interests with the interests of our stockholders generally.

  Post-Employment Compensation

  Retirement and Pension Plans

        Executives are entitled to various retirement and pension plan benefits that are consistent with benefits provided by other companies, including our peers. We believe these benefits allow us to remain competitive in attracting and retaining qualified executives. For 2008, these benefits included:

  •
  401(k) plan, including matching contributions by us for up to the lesser of 3% of eligible compensation or $6,900;

  •
  Nonqualified deferred compensation plan, including matching contributions by us for up to 3% of eligible compensation offset by the amount of any matching contributions made to our 401(k) plan;

  •
  Qualified pension plan benefits based on 3% of eligible compensation plus interest credits; and

  •
  Nonqualified pension plan, which provides benefits that may exceed limits otherwise imposed under tax and employee benefit regulations.

        Executives are also entitled to access-only health care benefits after a qualifying termination. To be eligible, an executive must have a minimum of 5 years of service and his or her age plus years of service must be 60 or more. These benefits begin only after the executive has received full COBRA coverage, and the executive must pay the full cost of all premiums (including any premiums for eligible dependents). We provide these access-only benefits because we believe it is important to give our longer-serving executives an additional option when choosing post-employment health care benefits.

  Severance and Change in Control Benefits

        Severance and change in control benefits are intended to help attract and retain executive talent and to preserve executive productivity and encourage retention in an actual or potential change in control of the company. We believe the importance of these benefits increases with position and level of responsibility. As such, we provide severance and change in control benefits to all employees at the vice president level or above. We pay standard severance benefits to employees at the executive vice president level, including Messrs. Richards, Baer, Euteneuer and Yost. Former executive Mr. Richardson also has similar severance benefits. We believe these benefits are important to achieving our productivity and retention goals described above.

        Under his employment agreement, Mr. Mueller is entitled to different severance and change in control benefits. We individually negotiated these benefits with Mr. Mueller when we hired him. In addition to the productivity and retention goals described above, we believe severance and change in control benefits are especially important when we recruit a top-level executive from outside of Qwest, as was the case with Mr. Mueller. We believe these benefits were important factors in enabling us to attract Mr. Mueller to Qwest.

        We have had a policy that requires us to seek stockholder approval of certain executive severance arrangements since December 2003. At our 2008 annual stockholders' meeting, stockholders voted in favor of a stockholder proposal urging our Board to adopt a new policy that would expand the types of arrangements covered by the original policy. Our Board adopted a new policy and is asking stockholders to approve this new policy at the annual meeting. You can find more information about this policy below under the heading "Proposal No. 3—Approval of a Policy Relating to Severance Arrangements with Executives." We have not been required to take any action under either policy since adoption.

        In 2008, our Board changed its practice with respect to the acceleration of executives' long-term incentive awards upon a change in control. For options and restricted stock granted on or before October 15, 2008, executives generally receive single-trigger vesting, meaning that upon a change in control of Qwest these awards automatically become fully vested. Single-trigger vesting is provided for under our Equity Incentive Plan, which has been approved by our stockholders. We continue to believe that single-trigger vesting can encourage retention and continuity of management during a change in control, especially for executives who receive a significant portion of their compensation in the form of long-term incentive awards. However, we also recognize that double-trigger vesting can encourage retention after a change in control and can avoid an actual or perceived windfall to executives who remain with the company after the change in control. As such, for awards granted after October 15, 2008, all executives now receive double-trigger vesting, meaning that these awards vest only if the executive is involuntarily terminated or leaves for good reason within 2 years following a change in control. The market-based vesting condition awards granted to Mr. Mueller in 2007 have different change-in-control vesting provisions, which are described below under the heading "Outstanding Equity Awards at the End of 2008," and the options granted to Mr. Mueller in 2008 have double-trigger vesting. In addition, the performance share awards that we granted to executives in 2008 do not accelerate upon a change in control, but do provide for a shortened performance period, as described more fully below under the heading "Grants of Plan-Based Awards in 2008—Equity Incentive Plan Awards."

        You can find information about the amounts and types of severance and change-in-control benefits to which our current executives are entitled, and information about the severance and other benefits we have provided or will provide to former executive Mr. Richardson, below under the heading "Other Potential Post-Employment and Change-in-Control Payments."

  Perquisites and Other Benefits

        We provide each of our executives with an annual flexible benefit payment, which is a cash payment made at the beginning of each year in lieu of the various perquisites commonly paid to executives at other companies. Although these payments are intended to replace the piecemeal payment of most perquisites, we do not require executives to use the money for any particular purpose and we do not ask executives to report to us the purposes for which the money is used. Consistent with our compensation objectives discussed above, the amount of this payment increases with position and responsibility. We believe that providing executives with flexible benefits payments instead of paying individual perquisites on a piecemeal basis provides more certainty for us and the executives and is easier to administer. Executives other than Mr. Mueller also receive a reimbursement for taxes to which they may be subject as a result of this payment. We often refer to these types of tax reimbursements as tax gross-ups. We believe this tax gross-up helps us retain and reward our superior executive talent.

        Some of our executives are entitled to personal use of our corporate aircraft. Our policy is to limit the use of corporate aircraft for personal purposes. Mr. Mueller's employment agreement requires him to use our corporate aircraft for all business and personal travel and allows his family members to travel with him. All use must be reasonable and is subject to review by the Compensation Committee.

We believe this benefit provides enhanced security for our senior most executive and his family. Guests of Mr. Mueller may also travel with him on our corporate aircraft; however, Mr. Mueller must reimburse us for related costs under an aircraft time sharing agreement. Under our corporate policies, our CEO must approve personal travel on our corporate aircraft by any other executives or employees.

        Mr. Mueller received other perquisites in 2008 under his employment agreement. First, we paid for the maintenance of a home security system for Mr. Mueller because we believe it is important for our senior most executive to have enhanced personal security. Second, we provided Mr. Mueller with relocation benefits, including (a) an allowance of up to $5,000 per month through February 15, 2008, for temporary housing and living expenses, (b) use of our corporate aircraft by his wife and minor child (unaccompanied by him) to fly between California and Colorado through June 30, 2008, and (c) a tax gross-up on these relocation benefits. We agreed to provide these benefits to Mr. Mueller because we believed they would facilitate and expedite his move to Colorado. In 2008, Mr. Mueller also received relocation benefits under our standard relocation policy.

        When we hired Mr. Euteneuer in September 2008, we agreed to reimburse him for his legal expenses relating to the negotiation of his compensation-related agreements. We believe this benefit helped ensure that Mr. Euteneuer had competent and independent legal counsel when negotiating with us. Mr. Euteneuer is also entitled to relocation benefits under our standard relocation policy, except that we agreed to extend the maximum period for all benefits from 60 days to one year. This increased benefit was negotiated between Mr. Euteneuer and the Compensation Committee when he was hired. Under our standard relocation policy for executives, Mr. Euteneuer is also entitled to a tax gross-up relating to his taxes on some of these relocation benefits.

        Executives other than Mr. Mueller are entitled to reimbursement for the cost of an annual health physical. It is important to our business that our senior most executives remain in good health. In addition, executives are entitled to various benefits that are available to employees generally, including:

  •
  partially subsidized medical, dental and vision insurance;

  •
  basic life insurance and disability coverage;

  •
  an allowance for certain costs relating to short-term disability insurance;

  •
  the option to participate in our ESPP, which is a stockholder-approved, tax-qualified plan that allows participants to purchase shares of our common stock at a discount;

  •
  paid holidays and other time off with pay; and

  •
  relocation and moving expenses under certain circumstances.

        The Compensation Committee believes the perquisites and other benefits provided to executives are generally competitive with the benefit packages offered by our peers. From time to time, we obtain and review market data to confirm that these benefit programs remain competitive.

Clawback Policy

        Our Board has adopted a policy whereby, in the event of a substantial restatement of previously issued financial statements, our Board will review all performance-based compensation awarded to executives that is attributable to performance during the time periods restated. Our Board will determine whether the restated results would have resulted in the same performance-based compensation for the executives. If not, the Board will consider:

  •
  whether the restatement was the result of executive misconduct;

  •
  the amount of additional executive compensation paid as a result of the previously issued financial statements;

  •
  our best interests in the circumstances; and

  •
  any other legal or other facts or circumstances our Board deems appropriate for consideration in the exercise of its fiduciary obligations to us and our shareholders.

If our Board then deems that an executive was improperly compensated as the result of the restatement and that it is in our best interests to recover the performance-based compensation paid to that executive, our Board will pursue all reasonable legal remedies to recover that performance-based compensation. We have not been required to take any action under this policy since its adoption in January 2005.

Equity Award Practices

        The Compensation Committee observes a practice of granting equity awards only on a grant date that occurs in the first quarter of each year following the release of the prior year's earnings results or in connection with certain management events, such as the hiring or promotion of an executive, a need to retain an executive, or the achievement by an executive of extraordinary personal performance objectives. In addition, in 2007 the Compensation Committee adopted a policy that, except as the Compensation Committee otherwise determines at the time of grant, the grant date for each annual equity award to employees (including executives) will be March 5th or the first trading day thereafter if March 5th is not a trading day on the NYSE.

        All options granted to our executives since the beginning of 2008 have an exercise price equal to the closing market price of our common stock on the grant date. Each equity award granted since the beginning of 2008 to our executives has or had a grant date that was on or after the date on which the Compensation Committee approved the awards. The Compensation Committee may or may not possess material nonpublic information when it approves awards. However, the Compensation Committee consistently acts only at a particular time of the year or in connection with certain management events and does not try to achieve more advantageous grant dates or exercise prices in connection with the timing of the release of material nonpublic information.

        You can find more information about the grant and approval dates for all equity awards granted in 2008 to our executives below under the heading "Grants of Plan-Based Awards in 2008."

Policies Relating to Equity Ownership

        While we do not have a formal policy relating to executives' stock retention, executives are encouraged to own Qwest stock, whether obtained through equity awards or otherwise.

        Our executives are subject to various trading restrictions and requirements under our insider trading policy. Among other things, executives may not engage in short sales of Qwest stock, may not sell or buy options on Qwest stock and may not sell or buy Qwest stock through puts, calls or similar instruments. Executives are not prohibited from pledging Qwest stock (as collateral for a loan or otherwise), but must comply with any trading restrictions that apply generally to transactions in Qwest stock.

Tax Deductibility of Compensation

        The Compensation Committee has carefully considered Section 162(m) of the Internal Revenue Code and believes our compensation practices strongly tie executive compensation to performance. The Compensation Committee believes it is in the best interests of us and our stockholders to comply with the tax law while still preserving the flexibility to reward executives consistent with our compensation philosophy as discussed above. The Compensation Committee is obligated to our stockholders to recognize and reward performance that increases the value of Qwest. On occasion, it may not be possible to satisfy all of the conditions of Section 162(m) for deductibility and still meet our compensation needs. Accordingly, the Compensation Committee will exercise discretion in those instances where tax law considerations would compromise the interests of stockholders.

Other Tax- and Accounting-Related Matters

        During 2008, management and the Compensation Committee continued to monitor regulatory developments relating to Section 409A of the Internal Revenue Code, which imposes limitations and conditions on nonqualified deferred compensation plans and arrangements. We have amended several of our compensation arrangements to address these new rules and may make additional changes in the future if necessary to fully comply with Section 409A and regulatory guidance issued thereunder.

        We provide executives other than Mr. Mueller a tax gross-up on the amount of their annual flexible benefit payment. In 2008, we provided to Mr. Mueller a tax gross-up on certain relocation benefits, which ended in June 2008. Under our standard relocation policy for executives, we also provided to Mr. Euteneuer a tax gross-up on his relocation benefits. You can find more information about these relocation benefits and the related tax gross-up above under the heading "Elements of Compensation—Perquisites and Other Benefits."

Summary Compensation Table

        The following table summarizes the compensation of our current CEO, CFO and 3 most highly compensated other executive officers, as well as one former executive officer, for the years shown. We refer to these 6 people as our named executive officers. Below the notes to the table, you will find more information about the 2008 amounts reported in each column.

Name/Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Changes in Pension Value	All Other Compensation	Total
Current Executives
Edward A. Mueller	2008	$1,200,000	—	$2,303,116	$3,600,959	$2,250,000	$88,038	$990,502	$10,432,615
Chairman and Chief Executive Officer(2)	2007	$470,769	$946,849	$702,836	$1,194,832	—	$16,516	$2,295,565	$5,627,367
Thomas E. Richards	2008	$580,000	—	$926,275	$797,098	$682,576	$40,173	$131,851	$3,157,973
Executive Vice President and Chief Operating Officer	2007	$475,846	—	$476,517	$486,620	$386,487	$33,060	$66,144	$1,924,674
Richard N. Baer	2008	$654,885	—	$927,203	$983,250	$911.324	$100,157	$149,208	$3,726,027
Executive Vice President, General	2007	$633,981	—	$674,317	$688,580	$1,429,695	$95,247	$65,213	$3,587,033
Counsel and Chief Administrative Officer	2006	$605,000	—	$310,063	$304,522	$1,422,506	$71,108	$66,176	$2,779,375
Joseph J. Euteneuer	2008	$192,923	$300,246	$269,166	$63,825	—	—	$174,256	$1,000,416
Executive Vice President and Chief Financial Officer(3)
C. Daniel Yost	2008	$462,331	—	$645,901	$919,522	$419,328	$38,517	$122,205	$2,607,804
Executive Vice President, Mass Markets Group
Former Executive
John W. Richardson	2008	$412,428	—	$(92,717)	$(205,953)	—	$45,941	$963,843	$1,123,542
Former Executive Vice President and Chief Financial Officer(4)	2007	$477,789	—	$384,901	$565,449	$670,145	$38,949	$91,803	$2,229,036

(1)
Amounts represent the dollar amounts we recognized for financial statement reporting purposes in the year shown for all awards granted in that year and previous years. In accordance with SEC rules, the amounts in the table disregard the estimate of forfeitures on service-based awards. We used the same assumptions to calculate these amounts as we used for financial statement reporting purposes. You can find general information about the ranges of these assumptions in Notes 14, 13 and 3 to our financial statements contained in our Annual Reports on Form 10-K for the years ended December 31, 2008, 2007, and 2006, respectively. In addition, we include below under the heading "Stock Awards and Option Awards" supplemental information about the assumptions we used to calculate the amounts for awards granted in 2008 and included in our 2008 and 2007 proxy statements supplemental information about the assumptions we used to calculate the amounts for awards granted in 2007 and 2006, respectively.

For Mr. Richardson, in accordance with SEC rules we deducted from the amounts shown in the table any amounts previously disclosed as compensation with respect to awards or portions of awards that were forfeited in connection with Mr. Richardson's termination in 2008. Mr. Richardson forfeited the following unvested stock awards and unvested and vested option awards during 2008:

	Forfeited Stock Awards	Forfeited Option Awards (Unvested)	Forfeited Option Awards (Vested)
John W. Richardson	368,500	748,166	141,584
(2)
Mr. Mueller does not receive any separate compensation for his services as a director.

(3)
Mr. Euteneuer joined Qwest in September 2008.

(4)
Mr. Richardson left Qwest in September 2008.

Salary for Mr. Mueller

        Salary for Mr. Mueller for 2008 includes $36,000 deferred by him under our nonqualified deferred compensation plan. You can find more information about this plan and Mr. Mueller's participation in the plan below under the heading "Nonqualified Deferred Compensation for 2008."

Bonus to Mr. Euteneuer

        Bonus for Mr. Euteneuer for 2008 represents his guaranteed cash bonus under his September 2008 employment contract.

Stock Awards and Option Awards

        In 2008, each of our executives received stock awards (consisting of performance shares and restricted stock) and option awards. For performance shares, we determined each award's grant date fair value based on Monte-Carlo simulations using the risk-free interest rate and volatility factor assumptions shown in the table below. On a quarterly basis, we revalue these awards based on actual performance to determine the amount recognized for financial statement reporting purposes. For restricted stock, we determined each award's grant date fair value based on the closing market price of our common stock on the grant date and then recognize this amount for financial statement reporting purposes over the award's vesting period. For options, we determined each award's grant date fair value based on the Black-Scholes model using the assumptions described below and then recognize this amount for financial statement reporting purposes over the award's vesting period. Each of our executives other than Mr. Euteneuer received equity awards on March 5, 2008; Mr. Richards received additional equity awards on July 28, 2008; and Mr. Euteneuer received equity awards on September 12, 2008.

	Grant Date
Assumption	March 5, 2008	July 28, 2008	September 12, 2008
Risk-Free Interest Rate	2.5%	3.3%	2.9%
Expected Dividend Yield	5.9%	8.1%	8.1%
Expected Option Life	4.9 Years	4.9 Years	4.9 Years
Volatility Factor of the Expected Market Price of our Common Stock	38.6%	37.1%	37.5%

        Two of the more significant assumptions used to determine these amounts are the expected option life and the expected volatility, both of which we estimated based on historical information.

        Mr. Richardson forfeited all of the options, restricted stock and performance shares that he received in 2008 when he left Qwest.

Non-Equity Incentive Plan Compensation

        You can find information about how the 2008 amounts were calculated above under the heading "Compensation Discussion and Analysis—Elements of Compensation—Total Annual Cash Compensation—Bonus."

Changes in Pension Value

        The changes in pension value for 2008 represent the aggregate increase in actuarial value to the executive of pension benefits accrued during 2008 based on the December 31st measurement date used for financial statement reporting purposes. Mr. Euteneuer did not accrue any pension benefits in 2008 because he had not yet attained one year of service credit as required under our pension plans. You can find a discussion of the assumptions we used to calculate these amounts below under the heading "Pension Benefits for 2008."

All Other Compensation

        The table below provides a breakdown of all other compensation for 2008 for each of our executives:

					Company Matching Contributions under 401(k) and Nonqualified Deferred Compensation Plans
	Perquisites						Dollar Value of Life Insurance Premiums
								Dividends Paid on Restricted Stock		Severance and Other Post- Employment Compensation
Name	Flexible Benefit Payment	Corporate Aircraft Usage	Other Perquisites	Aggregate Tax Reimbursements					Short-Term Disability Allowance
Current Executives
Edward A. Mueller	$75,000	$493,781	$48,729	$16,978	$51,500	(1)	$13,840	$286,720	$3,954	—
Thomas E. Richards	$42,500	—	$1,552	$25,241	$6,900		$1,969	$52,080	$1,609	—
Richard N. Baer	$41,250	—	—	$25,172	$4,510		$2,497	$73,680	$2,099	—
Joseph J. Euteneuer	$50,000	—	$63,459	$58,984	$1,218		$595	—	—	—
C. Daniel Yost	$35,000	—	$1,875	$20,804	$6,900		$4,866	$51,300	$1,460	—
Former Executive
John W. Richardson	$50,000	—	—	$29,719	$6,900		$4,496	$43,140	$1,333	$828,255

(1)
Includes $44,600 in Qwest matching contributions under our nonqualified deferred compensation plan. You can find more information about this plan and Mr. Mueller's participation in this plan below under the heading "Nonqualified Deferred Compensation in 2008."

  Flexible Benefit Payment

        You can find more information about these payments above under the heading "Compensation Discussion and Analysis—Elements of Compensation—Perquisites and Other Benefits."

  Corporate Aircraft Usage

        The amount in the table represent the aggregate incremental cost to us for the executive's personal use of corporate aircraft. To determine this amount, we first calculate the annual variable operating costs of flying our corporate aircraft. These costs include fuel, oil, regularly scheduled maintenance (including major engine and airframe overhaul), travel expenses for flight crew, catering, landing fees, en route storage and hangar fees, customs and foreign permit charges. We then divide annual variable operating costs by the total annual hours we flew the aircraft to determine an average variable operating cost per hour. This average cost per hour is then multiplied by the hours flown for personal use, including hours attributable to any applicable deadhead or other positioning flights. Finally, we subtract any amount the executive paid to us under an aircraft time sharing agreement. Incremental cost does not include fixed costs or any income tax deduction that may be foregone by us as a result of IRS limits on the deductibility of expenses associated with personal use of corporate aircraft. On occasion, an executive's spouse, other family members or guests may also travel on a flight. If the family member or guest is flying with the executive, we do not allocate any incremental cost to the executive for the family member's or guest's use.

  Other Perquisites

        For Mr. Mueller, this amount represents payments for: relocation benefits of $48,279; and maintenance of a home security system of $450. We provided to Mr. Mueller a tax gross-up relating to his taxes on some of these relocation benefits, as well as some of his corporate aircraft usage that related to relocation benefits, and that gross-up amount is included as "Aggregate Tax Reimbursements" in the table above.

        For Mr. Richards, this amount represents the value of his spouse's attendance at a company-sponsored event. We provided to Mr. Richards a tax gross-up relating to his taxes on this benefit, and that amount is included as part of his "Aggregate Tax Reimbursements" in the table above.

        For Mr. Euteneuer, this amount represents payments for: legal fees relating to the negotiation of his employment arrangements of $28,520; and relocation benefits of $34,939. We provided to Mr. Euteneuer a tax gross-up relating to his taxes on these relocation benefits, and that amount is included as part of his "Aggregate Tax Reimbursements" in the table above.

        For Mr. Yost, this amount represents the cost of an annual health physical.

  Dividends Paid on Restricted Stock

        Amounts represent dividends paid on restricted stock, where those dividends were not factored into the grant date fair value of the restricted stock award. In general, dividends are factored into the grant date fair value of restricted stock awards granted after December 2007, which is when our Board announced that we would begin paying a quarterly dividend.

  Severance and Other Post-Employment Compensation

        For Mr. Richardson, this amount represents the following benefits paid or accrued in 2008 in connection with his termination: accrued severance of $787,500; accrued vacation time and other time off with pay of $26,755; and estimated premiums for continued health care coverage under COBRA for an assumed 18-month period of $14,000.

        You can find more information about these and other future potential severance payments below under the heading "Other Potential Post-Employment and Change-in-Control Payments—Former Executive."

Grants of Plan-Based Awards in 2008

        The table below provides information about plan-based awards we granted to our executives in 2008. Below the table and related footnotes you can find additional details about each of these awards. The Compensation Committee approved our 2008 bonus plan in December 2007, therefore the estimated future payouts of grants under that plan were reported in our 2008 proxy statement. The Compensation Committee approved our 2009 bonus plan in February 2009, therefore the estimated future payouts of grants under that plan will be reported in our 2010 proxy statement.

					All Other Stock Awards: Number of Shares of Stock(2)	All Other Option Awards: Number of Securities Underlying Options(3)
			Estimated Future Payouts Under Equity Incentive Plan Awards(1)					Grant Date Fair Value of Stock and Option Awards(5)
		Compensation Committee Approval Date					Exercise Price of Option Awards(4)
	Grant Date
Name			Target	Maximum
Current Executives
Edward A. Mueller
Options	3/5/08	2/20/08	—	—	—	1,556,000	$5.32	$2,675,781
Restricted stock	3/5/08	2/20/08	—	—	395,000	—	—	$2,101,400
Performance shares	3/5/08	2/20/08	395,000	790,000	—	—	—	$2,101,543
Thomas E. Richards
Options	3/5/08	2/20/08	—	—	—	356,000	$5.32	$612,197
Restricted stock	3/5/08	2/20/08	—	—	90,000	—	—	$478,800
Performance shares	3/5/08	2/20/08	90,000	180,000	—	—	—	$478,833
Options	7/28/08	7/28/08	—	—	—	1,120,000	$3.52	$637,705
Restricted stock	7/28/08	7/28/08	—	—	199,000	—	—	$700,480
Performance shares	7/28/08	7/28/08	199,000	398,000	—	—	—	$726,339
Richard N. Baer
Options	3/5/08	2/20/08	—	—	—	470,000	$5.32	$808,237
Restricted stock	3/5/08	2/20/08	—	—	119,000	—	—	$633,080
Performance shares	3/5/08	2/20/08	119,000	238,000	—	—	—	$633,123
Joseph J. Euteneuer
Options	9/12/08	9/12/08	—	—	—	1,056,000	$3.76	$638,253
Restricted stock	9/12/08	9/12/08	—	—	176,000	—	—	$661,760
Restricted stock	9/12/08	9/12/08	—	—	313,000	—	—	$1,176,880
Performance shares	9/12/08	9/12/08	176,000	352,000	—	—	—	$680,129
C. Daniel Yost
Options	3/5/08	2/20/08	—	—	—	327,000	$5.32	$562,327
Restricted stock	3/5/08	2/20/08	—	—	83,000	—	—	$441,560
Performance shares	3/5/08	2/20/08	83,000	166,000	—	—	—	$441,590
Former Executive
John W. Richardson
Options	3/5/08	2/20/08	—	—	—	389,000	$5.32	$668,945
Restricted stock	3/5/08	2/20/08	—	—	99,000	—	—	$526,680
Performance shares	3/5/08	2/20/08	99,000	198,000	—	—	—	$525,957

(1)
Represents estimated future payout for performance shares granted under our Equity Incentive Plan. The awards do not have a threshold payout level, and payout could be 0 if specified total shareholder return targets are not met over the performance period.

(2)
Represents restricted stock with service-based vesting granted under our Equity Incentive Plan.

(3)
Represents nonqualified stock options with service-based vesting granted under our Equity Incentive Plan.

(4)
The exercise price is also the closing market price of our common stock on the grant date.

(5)
Represents the grant date fair value as calculated for financial statement reporting purposes. See "Summary Compensation Table" above for more information about the assumptions used to calculate these amounts. As discussed in more detail above under the heading "Compensation Discussion and Analysis," in general we used a multiple of salary to determine the aggregate size of an executive's 2008 long-term incentive awards and then divided that amount among stock options (50%), restricted stock (25%) and performance shares (25%). For administrative purposes, the methods that we used to determine the number of options and performance shares to grant are different from the methods that we later used to calculate the awards' grant date fair values for financial statement reporting purposes. For example, for stock options, we used the Black-Scholes option valuation model to determine the number of options to grant (which is the same valuation model that we later used to calculate grant date fair value for financial reporting purposes); however, for administrative purposes, in determining the number of options to grant we used a single option value for each quarter based on the average Black-Scholes value for the last calendar week of the previous quarter.

Equity Incentive Plan Awards

        Each of our executives received performance shares in 2008. Under SEC rules, these types of awards are referred to as equity incentive plan awards. The awards vest at the end of a performance period if the executive remains employed by us over that period. For each award, the performance period began on the award's grant date and ends on the earlier of the 3 year anniversary of the grant date or the closing of a change in control.

        The number of performance shares paid out under each award can range from 0% to 200% of target depending on our relative total shareholder return, or TSR, over the performance period as compared to a group of our peers in the telecommunications industry. More specifically, payout is calculated using the following formula:

        [(Average Qwest TSR Percentage - Average Telecom Peer TSR Percentage) × 5] + 100%.

        For example:

If the Average Qwest TSR Percentage minus the Average Telecom Peer TSR Percentage equals:	Then the percentage of the vested performance shares that will be paid to executive will be:
20% or more	200%
10%	150%
0%	100%
(10)%	50%
(20)% or less	0%

TSR percentages are measured generally as the increase or decrease in the market value of common stock including the reinvestment of dividends. The executive can elect to receive payout under the awards in the form of shares of our common stock or cash (based on the closing market price of our common stock on the last day of the performance period).

        The awards also vest immediately upon death or disability. Payout is still determined by reference to performance over the full performance period, as described above, but is prorated for the period of service during the performance period.

        The estimated future payouts shown in the table above represent the number of shares of our common stock the executive would receive assuming a target payout of 100% and a maximum payout of 200%. The awards do not have a threshold payout level.

Other Stock Awards and Other Option Awards

        Each of our executives received restricted stock and nonqualified stock options with service-based vesting in 2008. These awards vest in 3 equal annual installments beginning on the grant date. Holders of shares of restricted stock are entitled to dividends at the same rate as holders of unrestricted shares of our common stock.

        These awards vest immediately upon death or disability. In addition, with the exception of the options granted to Mr. Mueller, upon a "change in control," these awards will vest immediately, and the exercise period for these options will be extended to cover the life of the option. Under our Equity Incentive Plan, a "change in control" means generally:

  •
  any individual, entity or group (other than Anschutz Company, The Anschutz Corporation, any entity controlled by Philip F. Anschutz, or a trustee or other fiduciary holding securities under one of our employee benefit plans) acquires more than 50% of:

  •
  our outstanding common stock; or

  •
  the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors; or

  •
  at any time during any period of 3 consecutive years, individuals who at the beginning of the period constitute our Board (and any new director whose election by our Board or whose nomination for election by our stockholders was approved by a vote of at least 2/3rds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board.

The options granted to Mr. Mueller vest only if he is involuntarily terminated or leaves for good reason within 2 years following a change in control, as defined in his employment agreement. You can find more information about this definition below under the heading "Other Potential Post-Employment and Change-in-Control Payments—Edward A. Mueller."

  Outstanding Equity Awards at the End of 2008

        The following table provides information about stock options, restricted stock and performance shares outstanding to our executives on December 31, 2008:

	Option Awards								Stock Awards
					Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options									Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(1)
													Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(2)
												Market Value of Shares of Stock That Have Not Vested(1)
			Number of Securities Underlying Unexercised Options						Restricted Stock or Performance Shares Grant Date		Number of Shares of Stock That Have Not Vested
	Option Grant Date					Option Exercise Price	Option Expiration Date
Name			Exercisable	Unexercisable
Edward A. Mueller	8/10/2007	(3)			2,083,000	$8.37	8/10/2017	(4)
	3/5/2008	(5)	—	1,556,000		$5.32	3/5/2018
									8/10/2007	(3)			896,000	$3,261,440
									3/5/2008	(6)	395,000	$1,437,800
									3/5/2008	(7)			395,000	$1,437,800
Total			—	1,556,000	2,083,000						395,000	$1,437,800	1,291,000	$4,699,240
Thomas E. Richards	4/4/2005	(8)	90,000	—		$3.82	4/4/2015
	2/16/2006	(9)	114,000	114,000		$6.15	2/16/2016
	3/5/2007	(6)	75,000	150,000		$8.52	3/5/2017
	3/5/2008	(6)	—	356,000		$5.32	3/5/2018
	7/28/2008	(6)	—	1,120,000		$3.52	7/28/2018
									2/16/2006	(9)	78,000	$283,920
									3/5/2007	(6)	66,666	$242,664
									3/5/2008	(6)	90,000	$327,600
									3/5/2008	(7)			90,000	$327,600
									7/28/2008	(6)	199,000	$724,360
									7/28/2008	(7)			398,000	$1,448,720
Total			279,000	1,740,000	—						433,666	$1,578,544	488,000	$1,776,320
Richard N. Baer	12/20/2000	(8)	275,000	—		$32.38	12/20/2010
	10/24/2001	(8)	138,000	—		$16.81	10/24/2011
	4/3/2002	(8)	350,000	—		$5.03	4/30/2012
	3/5/2004	(8)	375,000	—		$4.70	3/5/2014
	2/16/2006	(9)	161,500	161,500		$6.15	2/16/2016
	3/5/2007	(6)	106,000	212,000		$8.52	3/5/2017
	3/5/2008	(6)	—	470,000		$5.32	3/5/2018
									2/16/2006	(9)	110,000	$400,400
									3/5/2007	(6)	94,666	$344,584
									3/5/2008	(6)	119,000	$433,160
									3/5/2008	(7)			119,000	$433,160
Total			1,405,500	843,500	—						323,666	$1,178,144	119,000	$433,160
Joseph J. Euteneuer	9/12/2008	(6)	—	1,056,000		$3.76	9/12/2018
									9/12/2008	(6)	489,000	$1,779,960
									9/12/2008	(7)			352,000	$1,281,280
Total			—	1,056,000	—						489,000	$1,779,960	352,000	$1,281,280

	Option Awards							Stock Awards
					Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options								Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(1)
												Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(2)
											Market Value of Shares of Stock That Have Not Vested(1)
			Number of Securities Underlying Unexercised Options					Restricted Stock or Performance Shares Grant Date		Number of Shares of Stock That Have Not Vested
	Option Grant Date					Option Exercise Price	Option Expiration Date
Name			Exercisable	Unexercisable
C. Daniel Yost	7/6/2004	(8)	193,750	—		$3.52	7/6/2014
	2/16/2006	(9)	56,000	112,000		$6.15	2/16/2016
	3/5/2007	(6)	73,667	147,333		$8.52	3/5/2017
	3/5/2008	(6)	—	327,000		$5.32	3/5/2018
								2/16/2006	(9)	76,500	$278,460
								3/5/2007	(6)	66,000	$240,240
								3/5/2008	(6)	83,000	$302,120
								3/5/2008	(7)			83,000	$302,120
Total			323,417	586,333	—					225,500	$820,820	83,000	$302,120

(1)
Market value is calculated by multiplying the closing market price of our common stock on December 31, 2008 ($3.64), by the number of shares that have not vested.

(2)
For each award, the number of unearned performance shares that have not vested is determined based on 2008 performance with respect to the performance period for that particular award. For Mr. Richards' July 2008 award and Mr. Euteneuer's September 2008 award, performance as of December 31, 2008, measured from the respective grant date was on track to exceed the target payout level of 100%; therefore, the numbers shown in the table are based on achieving the maximum payout level of 200%. For all other awards, performance as of December 31, 2008, measured from the grant date was on track to be below the target payout level of 100%; therefore, the numbers shown in the table are based on achieving that target level. You can find more information about these awards above under the heading "Grants of Plan-Based Awards in 2008—Equity Incentive Plan Awards."

(3)
Award vests in full on August 10, 2010, or August 10, 2011, if (a) Mr. Mueller is employed by us on that vesting date and (b) the average closing market price of our common stock is equal to or greater than the applicable share price target for any period of 90 consecutive trading days between the grant date and the vesting date. The original share price target was $11.50 for the 2010 vesting date and $12.65 for the 2011 vesting date, as adjusted downward for dividends paid and adjusted for capital structure changes. Award also vests upon death, disability, termination by the executive for good reason or termination by us without cause if the 90-day vesting condition has been met already or if the average closing market price of our common stock is equal to or greater than the applicable share price target for 22 consecutive trading days during the 30 consecutive trading days before the event. Award also vests upon the closing of a merger or similar transaction where we are not the surviving entity or where we are the surviving entity but executive is not offered comparable position (upon this event, options will also remain exercisable for their remaining term).

(4)
Award will be forfeited on August 10, 2011, if it is not vested on that date.

(5)
Award vests in 3 equal annual installments beginning one year after the grant date. Award also vests upon death, disability or if he is involuntarily terminated or leaves for good reason within 2 years following a change in control.

(6)
Award vests in 3 equal annual installments beginning one year after the grant date. Award also vests upon death, disability or a change in control.

(7)
Award vests at the end of a performance period that began on the grant date and ends on the earlier of the 3 year anniversary of the grant date or a change in control. Award also vests on death or disability. Payout under the awards can range from 0% to 200% depending on our relative total shareholder return over the performance period, as described above under the heading "Grants of Plan-Based Awards in 2008—Equity Incentive Plan Awards."

(8)
Award is fully vested.

(9)
Award vests in 4 equal annual installments beginning one year after the grant date. Award also vests upon death, disability or a change in control.

Mr. Richardson did not hold any stock options, restricted stock or performance shares as of December 31, 2008.

Option Exercises and Stock Vested in 2008

        The table below provides information for our executives about restricted stock that vested during 2008. None of our executives exercised options in 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Current Executives
Edward A. Mueller	—	—
Thomas E. Richards	72,334	$389,887
Richard N. Baer	102,334	$551,567
Joseph J. Euteneuer	—	—
C. Daniel Yost	71,250	$384,023
Former Executive
John W. Richardson	27,750	$149,548

    (1)
    Under the terms of the agreements governing the awards, we withheld some of the acquired shares to cover the taxes due upon vesting, as detailed below:

Name	Number of Shares Withheld from Acquired Shares to Cover Taxes
Thomas E. Richards	22,483
Richard N. Baer	36,539
C. Daniel Yost	22,146
John W. Richardson	8,626
    (2)
    Value is calculated by multiplying (a) the closing market price of our common stock on the vesting date by (b) the number of shares of stock that vested.

Pension Benefits for 2008

        Our executives participate in the Qwest Pension Plan and the Qwest Nonqualified Pension Plan. The Qwest Pension Plan is a qualified defined benefit pension plan intended to provide retirement income. We pay the entire cost of the Qwest Pension Plan and do not require employees (including executives) to contribute to the plan. Benefits for our executives under the Qwest Pension Plan are determined in accordance with the plan's account balance formula. Under that formula, an amount equal to 3% of each executive's eligible pay (generally defined as the executive's salary and bonus) is credited to a hypothetical account balance. At the end of each year, the hypothetical account balance is also credited with interest based on the average 30-year U.S. Treasury bond rate. When the executive terminates employment for any reason, his hypothetical account balance under the Qwest Pension Plan is converted to an annuity payable for the executive's life, and the executive may choose an annuity or single lump sum payment. The account balance formula does not provide any early retirement subsidies, as a participant's benefit is measured solely by the value of his hypothetical account balance at any point in time. The Qwest Pension Plan is subject to applicable tax and employee benefit regulations that limit the amount of compensation that may be used in calculating benefits and that limit the amount of benefits payable from the plan.

        The Qwest Nonqualified Pension Plan is an unfunded, nonqualified defined benefit pension plan that is designed to pay retirement benefits for all employees whose pay exceeds the limits imposed by applicable tax and employee benefit regulations on the Qwest Pension Plan. Like the Qwest Pension

Plan, benefits for our executives under the Qwest Nonqualified Pension Plan are determined in accordance with the plan's account balance formula, which provides that an amount equal to 3% of each executive's eligible pay (generally defined as the executive's salary and bonus not taken into account under the Qwest Pension Plan due to the regulatory limits described above) is credited to a hypothetical account balance. At the end of each year, the hypothetical account balance is also credited with interest based on the average 30-year U.S. Treasury bond rate. A participant's hypothetical account balance under the Qwest Nonqualified Pension Plan is increased by 35% upon payment as a lump sum. A participant's total pension benefit under the Qwest Nonqualified Pension Plan is generally payable at termination of employment for any reason as a lump sum, subject to timing restrictions that may apply under Section 409A of the Internal Revenue Code.

        The following table sets forth the present value of accrued pension plan benefits for each of our executives as of the end of 2008:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2008
Current Executives
Edward A. Mueller	Qwest Pension Plan	1.4	$13,968	—
	Qwest Nonqualified Pension Plan	1.4	$90,587	—
Thomas E. Richards	Qwest Pension Plan	3.7	$28,443	—
	Qwest Nonqualified Pension Plan	3.7	$82,278	—
Richard N. Baer	Qwest Pension Plan	8.0	$59,824	—
	Qwest Nonqualified Pension Plan	8.0	$416,688	—
Joseph J. Euteneuer	Qwest Pension Plan	—	—	—
	Qwest Nonqualified Pension Plan	—	—	—
C. Daniel Yost	Qwest Pension Plan	4.5	$35,850	—
	Qwest Nonqualified Pension Plan	4.5	$102,822	—
Former Executive
John W. Richardson	Qwest Pension Plan	5.4	—	$43,133
	Qwest Nonqualified Pension Plan	5.4	$121,291	—

        Benefits for our current and former executives under the Qwest Pension Plan and Qwest Nonqualified Pension Plan are determined under the account balance formula of these plans. The present value of accumulated benefit for each current and former executive under each of these plans is the same as the account balance under the plan for the executive as of December 31, 2008.

        All assumptions used to calculate the amounts in the table are consistent with our actuarial valuations of each plan or agreement under Financial Accounting Standards Board Statement No. 87, Employers' Accounting for Pensions.

Nonqualified Deferred Compensation in 2008

        The following table provides information about Mr. Mueller's participation in our nonqualified deferred compensation plan. Mr. Mueller began participating in this plan in 2008. None of our other executives participated in this plan in 2008.

Name	Executive Contributions in 2008		Qwest Contributions for 2008		Aggregate Earnings in 2008		Aggregate Withdrawals/ Distributions	Aggregate Balance as of the End of 2008
Edward A. Mueller	$36,000	(1)	$44,600	(2)	$(8,511	)(3)	$0	$72,089	(4)

(1)
This amount is included in the 2008 Salary amount reported in the Summary Compensation Table above.

(2)
This amount represents Qwest matching contributions that were made in 2009 but that related to eligible compensation for 2008. This amount is included in the 2008 All Other Compensation amount reported in the Summary Compensation Table above.

(3)
This amount is not considered above market or preferential under SEC rules and therefore is not reported in the Summary Compensation Table above.

(4)
As discussed in note 2 above, this amount includes Qwest matching contributions that were made in 2009 but that related to eligible compensation for 2008.

        Under our deferred compensation plan, an executive may irrevocably elect to defer up to 85% of his or her salary and bonus for a given year. We make matching contributions of up to 3% of a participant's eligible compensation for the year, less any 401(k) matching contributions we made during that year. A participant is always fully vested in his or her entire account balance under the plan. Participants may choose to invest their account balances in a variety of investment options, which are the same investment options available under our 401(k) plan. These include, among others, a fund that invests primarily in Qwest common stock. Subject to exceptions for death, disability or termination of employment, participants may elect to receive distributions under a short-term payout plan (which allows distributions as early as 3 years after deferral) or as a retirement benefit (which allows distribution as a lump sum at retirement or in annual payments over 5, 10 or 15 years).

Other Potential Post-Employment and Change-in-Control Payments

        The tables below describe generally and quantify the potential post-employment payments we could be required to make to our current executives upon the occurrence of specified trigger events. They also describe generally and quantify the post-employment payments we have made or will make to former executive Mr. Richardson in connection with his termination. For Mr. Mueller, these benefits are provided under employment and equity award agreements between us and him. For our other executives, these benefits are provided under severance and equity award agreements between us and the executives.

        In addition to the payments described below, our executives are entitled to the pension benefits described above under the heading "Pension Benefits for 2008." They are also entitled to access-only health care benefits, as described above under the heading "Compensation Discussion and Analysis—Post-Employment Compensation—Retirement and Pension Plans."

        In preparing the tables below, we assumed that:

  •
  for potential payments to current executives, the specified trigger event occurred on the last business day of 2008, or December 31, 2008;

  •
  the price per share of our common stock is the closing market price of our stock on that date, or $3.64; and

  •
  equity and bonus awards were made in the normal course of business and were not made in anticipation of a change in control.

The tables do not include the value of any corporate tax deduction that we could lose if any post-termination payments are deemed excess parachute payments.

        Unless otherwise noted, the payments described below would be paid by us as a lump sum. Payments for continued health care coverage under COBRA would be paid over the periods shown. Amounts relating to accelerated vesting of unvested long-term incentive awards represent the intrinsic value of the awards on December 31, 2008, and do not represent a cash payment we would be required to make. As described below, under certain circumstances executives would be entitled to exercise their vested options for a specified period of time after their employment ends.

        If any benefit under the severance agreements with these executives constitutes deferred compensation under Section 409A of the Internal Revenue Code, additional conditions will apply, including a 6-month delay on payment. To receive any payments, the executive must execute a full waiver and release that requires the executive to pay back any severance received if it is determined that the executive engaged in conduct constituting "cause" while employed by us.

        When we use the term "cause" in the tables below, we mean generally:

  •
  an act of dishonesty, fraud, misrepresentation or other act of moral turpitude that reflects negatively on us or compromises the performance of the executive's duties;

  •
  unlawful conduct that reflects negatively on us or compromises the performance of the executive's duties;

  •
  conviction of any felony or a misdemeanor involving moral turpitude;

  •
  continued failure to substantially perform the executive's duties; or

  •
  a willful violation of our code of conduct or other policies that reflects negatively on us or compromises the performance of executive's duties.

        When we use the term "good reason" in the tables below, we mean generally:

  •
  a reduction of the executive's salary or target bonus;

  •
  a material reduction of the executive's responsibilities;

  •
  our material breach of the employment or severance agreement; or

  •
  a relocation of the executive's primary work location to any place more than 35 miles from our Denver office.

For Mr. Euteneuer, the term "good reason" also includes a reduction in title or a requirement that he report to any person other than our CEO or Board.

        In accordance with SEC rules, these tables do not include benefits that are payable under compensation arrangements that are available to salaried employees generally and that do not discriminate in favor of executives.

Edward A. Mueller

        Mr. Mueller has agreed that for 2 years after his employment ends, he will not directly or indirectly:

  •
  engage in any business that is in direct competition with us;

  •
  hire any member of our senior management, solicit to hire any of our employees or otherwise interfere with our relationships with these people; or

  •
  solicit the business of any of our material customers or suppliers, encourage any customer to materially change its relationship with us or otherwise interfere with our relationships with these people.

We do not believe there are any material limitations on our ability to enforce these prohibitions if necessary.

        When we use the term "change in control" in the table below, we mean generally:

  •
  any individual, entity or group acquires more than 50% of:

  •
  our outstanding common stock; or

    •
    the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors; or

  •
  at any time during any 12 month period, individuals who at the beginning of the period constitute our Board (and any new director whose election by our Board or whose nomination for election by our stockholders was approved by a vote of at least 2/3rds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our Board.

	Resigns or Retires		Involuntary Termination Without Cause or For Good Reason (With No Change in Control During Previous 2 Years)		Occurrence of a Change in Control (With No Change in Employment Status)		Involuntary Termination Without Cause or For Good Reason That Occurs Within 2 Years After a Change in Control		Termination for Cause	Death or Disability
Base salary ($1,200,000)			$2,400,000	(1)	—		$3,588,000		—	—
Target bonus ($2,400,000)	—		$4,800,000	(2)	—		$7,176,000		—	—
Prorated bonus for year of termination	—		$2,400,000	(3)	—		—		—	$2,400,000
Premiums for continuing health care coverage under COBRA for up to 18 months	—		$14,000		—		$14,000		—	—
Accelerated vesting on unvested options and restricted stock; payout under performance shares	—		—	(4)(5)	$5,504,408	(6)	$5,504,408	(7)	—	$1,477,739	(5)(8)
Total	$0	(4)	$9,614,000		$5,504,408		$16,282,408		$0	$3,877,739

(1)
Amount is payable over a 24-month period.

(2)
Of this amount, one-half is payable on March 1st of the year after employment ends and one-half is payable on March 1st of the second year after employment ends.

(3)
Amount is payable on March 1st of the year after employment ends.

(4)
All vested options remain exercisable for 3 months after employment ends.

(5)
Amount does not include $3,261,440 relating to 896,000 shares of restricted stock with market-based vesting conditions. The vesting of these awards (and 1,556,000 options that have similar vesting conditions but that had $0 intrinsic value as of December 31, 2008) would have accelerated upon a December 31, 2008, trigger event only if certain share price targets would have been met on or before that date.

(6)
The vesting of these awards accelerates only if the change in control meets the requirements of the agreement governing these awards. You can find more information about these awards above under the heading "Outstanding Equity Awards at the End of 2008."

(7)
All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for their remaining terms.

(8)
All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for 2 years after employment ends.

Other Current Executives

        After his employment ends, each of Messrs. Richards, Baer, Euteneuer and Yost is prohibited from disclosing or using our confidential information, from competing against us for 18 months, or from inducing any of our employees to leave our employment for 12 months. We do not believe there are any material limitations on our ability to enforce these prohibitions if necessary.

        When we use the term "change in control" in the tables below, we mean a change in control meeting the definition in our Equity Incentive Plan, which is described above under the heading "Grants of Plan-Based Awards in 2008—Other Stock Awards and Other Option Awards."

	Resigns or Retires		Involuntary Termination Without Cause (With No Change in Control During Previous 2 Years)		Occurrence of a Change in Control (With No Change in Employment Status)		Involuntary Termination Without Cause or For Good Reason That Occurs Within 2 Years After a Change in Control	Termination for Cause	Death or Disability
Thomas E. Richards
Base salary ($700,000)	—		$1,050,000	(1)	—		$2,100,000	—	—
Target bonus ($1,050,000)	—		$1,575,000	(2)	—		$3,150,000	—	—
Prorated bonus for year of termination	—		—		—		$1,050,000	—	—
Premiums for continuing health care coverage under COBRA for up to 18 months	—		$14,000		—		$14,000	—	—
Reimbursement for any excise taxes to which he may be subject in connection with these benefits (280G tax gross-up)	—		—		—		$3,294,084	—	—
Accelerated vesting on unvested options and restricted stock; payout under performance shares	—	(3)	—	(3)	$3,345,120	(5)	$3,345,120	—	$1,909,171	(6)
Total	$0		$2,639,000		$3,345,120		$12,953,204	$0	$1,909,171
Richard N. Baer
Base salary ($690,000)	—		$1,035,000	(1)	—		$2,070,000	—	—
Target bonus ($1,035,000)	—		$1,552,500	(2)	—		$3,105,000	—	—
Prorated bonus for year of termination	—		—		—		$1,035,000	—	—
Premiums for continuing health care coverage under COBRA for up to 18 months	—		$14,000		—		$14,000	—	—
Reimbursement for any excise taxes to which he may be subject in connection with these benefits (280G tax gross-up)	—		—		—		$0	—	—
Accelerated vesting on unvested options and restricted stock; payout under performance shares	—	(3)	—	(3)	$1,420,714	(4)	$1,420,714	—	$1,190,176	(6)
Total	$0		$2,601,500		$1,420,714		$7,644,714	$0	$1,190,176
Joseph J. Euteneuer(7)
Base salary ($660,000)	—		$990,000	(1)	—		$1,973,400	—	—
Target bonus ($990,000)	—		$1,485,000	(2)	—		$2,960,100	—	—
Premiums for continuing health care coverage under COBRA for up to 18 months	—		$14,000		—		—	—	—
Accelerated vesting on unvested options and restricted stock; payout under performance shares	—	(3)	—	(3)	$3,061,240	(5)	$3,061,240	—	$1,871,073	(6)
Total	$0		$2,489,000		$3,061,240		$7,994,740	$0	$1,871,073
C. Daniel Yost
Base salary ($500,000)	—		$750,000	(1)	—		$1,500,000	—	—
Target bonus ($500,000)	—		$750,000	(2)	—		$1,500,000	—	—
Prorated bonus for year of termination	—		—		—		$500,000	—	—
Premiums for continuing health care coverage under COBRA for up to 18 months	—		$14,000		—		$14,000	—	—
Reimbursement for any excise taxes to which she may be subject in connection with these benefits (280G tax gross-up)	—		—		—		$0	—	—
Accelerated vesting on unvested options and restricted stock; payout under performance shares	—	(3)	—	(3)	$990,007	(5)	$990,007	—	$829,212	(6)
Total	$0		$1,514,000		$990,007		$4,504,007	$0	$829,212

(1)
Amount is payable over an 18-month period.

(2)
Amount is payable at the end of the 18-month period if the executive has not breached or threatened to breach any part of his severance agreement.

(3)
All vested options remain exercisable for 3 months after employment ends.

(4)
All vested options other than those granted prior to September 19, 2002 (including options that receive accelerated vesting due to the trigger event), remain exercisable for their remaining terms.

(5)
All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for their remaining terms.

(6)
All vested options (including options that receive accelerated vesting due to the trigger event) remain exercisable for 2 years after employment ends.

(7)
Mr. Euteneuer would also receive the benefits shown in the column entitled "Involuntary Termination Without Cause (With No Change in Control During Previous 2 Years)" if he left Qwest for good reason and there had not been a change in control during the previous 2 years.

Former Executive

        Mr. Richardson is prohibited from disclosing or using our confidential information, from competing against us for 18 months after termination, or from inducing any of our employees to leave our employment for 12 months after termination. We do not believe there are any material limitations on our ability to enforce these prohibitions if necessary.

John W. Richardson
Severance:
Amount equal to 1 1/2 times salary, with 1/3 of this amount paid 6 months following termination and the remaining 2/3 paid over the subsequent 12-month period	$787,500
Amount equal to 1 1/2 times target bonus paid at the end of the 18-month period following termination provided that the former executive has not breached or threatened to breach any part of his severance agreement	$1,181,250
Premiums for continuing health care coverage under COBRA for up to 18 months	$14,000
Total	$1,982,750

EQUITY COMPENSATION PLAN INFORMATION

        We currently maintain 4 compensation plans under which shares of our common stock are authorized for issuance to employees and non-employees:

  •
  our Equity Incentive Plan;

  •
  our ESPP;

  •
  our Nonqualified Employee Stock Purchase Plan; and

  •
  our Equity Compensation Plan for Non-Employee Directors.

        Our Equity Incentive Plan and ESPP have been approved by our stockholders. Our Nonqualified Employee Stock Purchase Plan and our Equity Compensation Plan for Non-Employee Directors, each of which is described in more detail below, have not been approved by our stockholders.

        The following table provides information as of December 31, 2008, about outstanding options and rights under these plans and shares reserved for future issuance under these plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	75,513,134	$14.04	96,955,584	(2)
Equity compensation plans not approved by security holders	—	—	10,083,267	(3)

Total	75,513,134	$14.04	107,038,851

(1)
Includes 14,357,782 shares issuable upon the exercise of outstanding options we assumed in connection with acquisitions, including our merger with U S WEST in 2000. The weighted-average exercise price of these options is $36.16. We do not intend to grant any new options under these assumed plans. Also includes 3,042,000 shares potentially issuable upon payout of performance share awards, based on a maximum payout of 200%. Payout could be 0 if specified total shareholder return targets are not met over the specified performance period. In addition, employees may elect to receive payout in the form of cash. The weighted-average exercise price shown in column (b) does not take these awards into account. You can find more information about the performance share awards above under the heading "Grants of Plan-Based Awards in 2008—Equity Incentive Plan Awards."

(2)
Includes 87,445,869 shares available for future issuance under our Equity Incentive Plan and 9,509,715 shares available for future issuance under our ESPP. The number of shares available for future issuance under our Equity Incentive Plan is based on a formula. Our Equity Incentive Plan provides that the maximum total number of shares that may be issued under the plan at any time is equal to 10% of the total number of shares that are issued and outstanding at that time (determined as of the close of trading on the NYSE on the trading day immediately preceding that time), reduced by the number of shares subject to outstanding awards granted under the plan and outstanding options granted under any other plan or arrangement of Qwest or our subsidiaries (excluding the ESPP) at that time. For purposes of this calculation, we assumed a maximum payout of 200% for outstanding performance share awards.

(3)
Includes 10,000,000 shares available for future issuance under our Nonqualified Employee Stock Purchase Plan and 83,267 shares available for future issuance under our Equity Compensation Plan for Non-Employee Directors.

        In 1997, our Board adopted an Equity Compensation Plan for Non-Employee Directors, under which directors who are not officers or employees of Qwest may receive shares of our common stock. Under the plan, eligible directors may elect on a quarterly basis to receive any or all of their annual and meeting fees for that quarter in shares of our common stock. With respect to each quarter for which an election is made, the total number of shares granted to the electing director equals the amount of the director's total annual and meeting fees divided by the fair market value of our common stock on the last business day of that quarter. Shares issued under the plan are to be issued as soon as practicable after the end of each quarter.

        In 2002, our Board adopted a Nonqualified Employee Stock Purchase Plan; however, we have not commenced any offers nor issued any shares of our common stock under the plan. If used, any employee of Qwest, or any employee of a subsidiary of Qwest that adopts the plan with Qwest's consent, will be entitled to participate in the plan. The Nonqualified Employee Stock Purchase Plan will provide eligible employees with an opportunity to purchase shares of our common stock. The maximum number of shares of common stock that may be purchased under the Nonqualified Employee Stock Purchase Plan is, in the aggregate, 10,000,000. Under the plan, offers to purchase common stock will be made on the first day of each calendar month and last for a period of one calendar month, unless otherwise determined by the Compensation Committee. An eligible employee may participate in any offer under the plan by authorizing payroll deductions of up to 15% of his or her base salary and commissions paid per pay period. Amounts withheld will be held for the credit of the participant as part of our general funds and will not accrue interest. On the last day of each calendar month, the entire account balance of a participating employee will be applied to purchase shares of our common stock at a purchase price equal to 85% of the fair market value of the common stock on the last trading day of that month. In no event will an employee be permitted to purchase more than 20,000 shares of common stock through the plan in any single offer. Participants may not transfer shares of common stock purchased under the plan until after the last day of the sixth month following the month in which the shares were purchased. We have the right to terminate or amend the plan at any time. If not previously terminated by our Board, the plan will terminate on the date as of which participants have purchased a number of shares equal to or greater than the number of shares then subject to the plan.

COMPENSATION COMMITTEE REPORT

        This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under these Acts.

        The Compensation Committee has reviewed and discussed with management the section above entitled "Compensation Discussion and Analysis." Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Qwest's Annual Report on Form 10-K for the year ended December 31, 2008.

Linda G. Alvarado
Peter S. Hellman
Jan L. Murley
Frank P. Popoff
James A. Unruh, Chairperson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The following directors served on the Compensation Committee during 2008: Linda G. Alvarado; Charles L. Biggs; Jan L. Murley; Frank P. Popoff; and James A. Unruh. None of these people has been an officer or employee of Qwest (including any of its subsidiaries) at any time. During 2008, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee. As described more fully below under the heading "Related Person Transactions," we provide telecommunications services and related products and services in the ordinary course of business to 1-800-Flowers.com, Inc., where Ms. Murley serves as Interim President of Floral Group.

RELATED PERSON TRANSACTIONS

Related Person Transactions

        We provide telecommunications services and related products and services in the ordinary course of business to several entities that beneficially own more than 5% of our common stock. In 2008, FMR LLC, BlackRock, Inc. and State Street Bank and Trust Company or their affiliates paid us at prevailing market rates approximately $590,000, $1,082,000 and $140,000, respectively, for these products and services. We believe the terms of these transactions are equally favorable to us as the terms we could receive from an independent third party.

        We also provide telecommunications services and related products and services in the ordinary course of business to: Ball Corporation, where our director R. David Hoover serves as Chairman and Chief Executive Officer; UnitedHealth Group, where our director Anthony Welters serves as Executive Vice President and President of the Public and Senior Markets Group; and 1-800-Flowers.com, Inc., where our director Jan L. Murley serves as Interim President of Floral Group. Our relationships with these companies are solely business relationships, in which these directors have or had no direct or indirect material interest. We believe the terms of these transactions are equally favorable to us as the terms we could receive from an independent third party.

        We pay administrative fees and certain employee healthcare costs in the ordinary course of business to United Healthcare, which provides health benefit plans to some of our employees. Our director Anthony Welters serves as Executive Vice President and President of the Public and Senior Markets Group of UnitedHealth Group, which is the parent company of United Healthcare. Our relationship with United Healthcare is solely a business relationship, in which Mr. Welters has no direct or indirect material interest. We believe the terms of these transactions are equally favorable to us as the terms we could receive from an independent third party.

        Philip F. Anschutz is Chairman and Chief Executive Officer of Anschutz Company, which owns more than 10% of our common stock. During 2008, Mr. Anschutz, Anschutz Company and various related entities paid us at prevailing market rates approximately $24,658,000 for telecommunications and related services. In addition, we paid to various entities related to Mr. Anschutz and Anschutz Company at prevailing market rates approximately $271,000 for use of entertainment and meeting facilities and services. We believe the terms of these transactions are equally favorable to us as the terms we could have received from an independent third party.

        In October 2006, we entered into reciprocal aircraft time sharing agreements with a subsidiary of Anschutz Company pursuant to which we and the subsidiary leased corporate aircraft owned by the other party. These agreements expired on December 31, 2008. In December 2008, we entered into new reciprocal aircraft time sharing agreements that are substantially similar to the expired agreements, except that they expire on December 31, 2011. The leases are on a non-exclusive time sharing basis at a cost equal to 2 times fuel and fuel-related costs, plus other expenses related to the use of the aircraft. During 2008, we paid to this Anschutz Company subsidiary approximately $5,000 and billed this subsidiary approximately $19,000 under these agreements. We believe the terms of the agreements are equally favorable to us as the terms we could have received from an independent third party.

        In October 1999, we agreed to purchase certain telecommunications-related assets and all of the stock of Precision Systems, Inc., a telecommunications solutions provider, from Anschutz Digital Media, Inc., a subsidiary of Anschutz Company, in exchange for a promissory note in the amount of $34 million. The note bore interest at 6% annually with semi-annual interest payments and annual principal payments due through 2008. On January 1, 2008, the outstanding principal balance on the note was $8,160,000. During 2008, we paid this entire remaining principal balance, as well as approximately $490,000 in interest.

        In April 1999, we entered into a registration rights agreement with Anschutz Company generally covering all of the shares owned by Anschutz Company and one of its affiliates. The agreement provides for 8 demand registrations and unlimited piggyback registrations. Demand registrations must cover at least 5 million shares.

Review and Approval of Related Person Transactions

        Under the Audit Committee's charter, the Audit Committee is responsible for reviewing and approving related person transactions in cases where the rates and other material terms of these transactions are not generally available to other third parties. It is management's practice that, when Qwest proposes to enter into a related person transaction, our legal department or other employees who are involved with the proposed transaction review the transaction's rates and other material terms to verify whether they are generally available to other third parties. In making this determination, management considers all relevant facts and circumstances. This review may include an analysis of similar transactions with similarly situated but unrelated third parties. If management determines the rates or other material terms are not generally available to other third parties, then the transaction is presented to the Audit Committee for its review and approval. The Audit Committee reviews the transaction in light of all relevant facts and circumstances and makes a determination as to whether in its view the transaction is reasonable and fair to our stockholders. Management may also provide a recommendation to the Audit Committee with respect to approval of the transaction. Related person transactions may come to our attention through a variety of sources, including from the related person, our employees who are involved with the transaction or from searches of our accounting and reporting systems.

        With respect to each of the transactions described above that was entered into during 2008, we determined that the rates and other material terms of the transaction are or were generally available to other third parties or that the Audit Committee had previously approved the material terms of the transaction and only the transaction's expiration date was being extended. As such, the Audit Committee was not required to, and did not, review or approve these transactions. You can find more information about the transactions described above that were entered into before 2008 in our previous years' proxy statements.

AUDIT COMMITTEE REPORT

        This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under these Acts.

        The Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work.

        Management is responsible for Qwest's financial statements, internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in its report on Qwest's financial statements. Furthermore, the Audit Committee's considerations and discussions with management and the independent registered public accounting firm do not assure that Qwest's financial statements are presented in accordance with generally accepted accounting principles, that the audit of Qwest's financial statements has been carried out in accordance with generally accepted auditing standards, or that the independent registered public accounting firm is in fact "independent."

        The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm its independence.

        Based upon these reviews and discussions and the report of the independent registered public accounting firm to the Audit Committee, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee, exercising its business judgment, recommended to our Board on February 4, 2009, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

Charles L. Biggs
K. Dane Brooksher, Chairperson
Caroline Matthews
Wayne W. Murdy

PROPOSAL NO. 2—RATIFICATION OF AUDIT COMMITTEE'S SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

        The Audit Committee has appointed the firm of KPMG LLP as the independent registered public accounting firm to audit the accounts of Qwest (including its subsidiaries) for 2009. KPMG LLP has audited our accounts and records since May 2002. Representatives of KPMG LLP are expected to attend the 2009 annual meeting and to respond to appropriate questions, and they will have the opportunity to make a statement if they wish.

        We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required, our Board is submitting the selection of KPMG LLP to stockholders for ratification because it and we value stockholders' views on our independent registered public accounting firm and as a matter of good corporate practice. In the event stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of Qwest and our stockholders.

 Recommendation of the Board of Directors

        The Board of Directors recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2009. Proxies will be voted FOR this proposal unless you otherwise specify in the proxy.

 PROPOSAL NO. 3—APPROVAL OF A POLICY RELATING TO SEVERANCE ARRANGEMENTS WITH EXECUTIVES

        In October 2008, our Board approved a new policy on severance arrangements with senior executive officers. Our Board is recommending that stockholders consider and approve this policy. The provisions of this policy are summarized below, and the summary is followed by the full text of the policy.

        The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the annual meeting is required to approve the proposal.

        Our Board of Directors recommends that you vote FOR the approval of a policy relating to severance arrangements with executives.

 Summary of Policy

        The policy states that we will not enter into a future severance agreement with an executive officer that provides for severance benefits in an amount that exceeds 2.99 times the executive's annual base salary plus target bonus, unless the agreement is approved or ratified by our stockholders. If stockholder approval of the agreement is not received, we will amend the agreement to the extent necessary to conform to this policy. This policy applies prospectively only; it does not apply to agreements in place with executive officers prior to the policy's adoption.

        For purposes of the policy, "severance benefits" include, among other things, cash payments directly related to termination of employment, tax gross-ups on severance benefits, payments for post-termination consulting services and/or office expenses, and the value of accelerated vesting of any outstanding equity-based awards in circumstances other than death, disability or "double-trigger accelerated vesting," which occurs when an executive's employment is involuntarily terminated or the executive resigns for "good reason" under his employment agreement, in either case within two years after a change of control. "Severance benefits" do not include, among other things, payments of previously earned salary, bonus or other compensation, proceeds from the exercise or sale of equity awards that have vested prior to the time of termination, benefits or perquisites provided under plans or programs applicable to senior executive officers generally, or the value of accelerated vesting of any outstanding equity-based awards upon death, disability or double-trigger accelerated vesting in connection with a change in control. As a consequence of the adoption of this policy, we anticipate that the vesting of future equity awards to our executive officers will no longer be triggered simply by a change of control, but will instead be subject to double-trigger accelerated vesting. We also anticipate that future severance agreements with executive officers, like the existing agreements with our CEO and CFO, will not provide for tax gross-ups on severance benefits.

        The Compensation Committee is authorized, in its sole discretion, to make determinations regarding interpretations of this policy, and our Board has the right to amend, waive or cancel this policy at any time if it determines in its sole discretion that any such action would be in our best interests, provided that any such action will be promptly and publicly disclosed.

 Qwest Executive Officer Severance Policy

  It is the policy of the Board of Directors of Qwest Communications International Inc. ("Qwest" or the "Company") that neither Qwest nor any of its subsidiaries will enter into any future severance agreement that provides for severance benefits to a senior executive officer in an amount that exceeds 2.99 times the sum of the senior executive officer's base salary plus target bonus, unless such agreement receives prior stockholder approval or is ratified by stockholders at the next regularly scheduled annual meeting of stockholders.

  Definitions

  For purposes of this policy, the following terms have the following meanings:

  senior executive officer:    any person who, at the time the severance agreement is entered into, is an officer whose compensation is subject to the approval of the Compensation and Human Resources Committee.

  Plan:    the Equity Incentive Plan approved by Qwest's stockholders.

  future severance agreement:    an agreement, including an employment agreement, between Qwest (or one of its subsidiaries) and a senior executive officer, entered into after the effective date of this policy, that provides for the payment of severance benefits in connection with the senior executive officer's termination of employment with Qwest and its subsidiaries. This definition includes any material modification of an agreement in effect on the effective date of this policy, but excludes (i) any extension or renewal (without such a material modification) of such an agreement or (ii) any modification of such an agreement that eliminates or curtails a payment or benefit that would otherwise be available to a senior executive officer.

  severance benefits:

  includes each of the following:

  (1)
  all cash payments in connection with and directly related to termination of employment (including cash amounts payable for the uncompleted portion of an employment term under an agreement);

  (2)
  reimbursement for any excise taxes in connection with Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended;

  (3)
  payments for post-termination consulting services and/or office expenses;

  (4)
  payments for post-termination covenants, such as a covenant not to compete;

  (5)
  payments for post-termination healthcare coverage; or

  (6)
  the value of accelerated vesting of any outstanding equity-based awards issued under the Plan in circumstances other than death, disability or double-trigger accelerated vesting.

  excludes each of the following:

  (1)
  payments of previously earned salary, bonus or other compensation, including proceeds from the exercise or sale of equity awards that have vested prior to the time of termination, or benefits under qualified and non-qualified deferred compensation plans, savings plans, retirement plans and health and welfare plans;

  (2)
  any benefits or perquisites provided under plans or programs applicable to senior executive officers generally;

  (3)
  the value of accelerated vesting of any outstanding equity-based awards issued under the Plan upon death, disability or double-trigger accelerated vesting; or

  (4)
  payments that the Board of Directors determines in good faith to be required by Qwest's bylaws regarding indemnification and/or a reasonable settlement of any claim made against Qwest.

  double-trigger accelerated vesting:    the accelerated vesting of equity-based awards issued under the Plan upon an involuntary termination or resignation for good reason, in either case within two years after a change of control.

  Administration

  The Board of Directors delegates to the Compensation and Human Resources Committee authority to make determinations regarding the interpretation of the provisions of this policy, in its sole discretion. In the event that a proposed future severance agreement with a senior executive officer would require stockholder approval in accordance with this policy, Qwest may seek stockholder approval of the severance benefits after the material terms have been agreed upon with the senior executive officer, but the payment of any severance benefits requiring stockholder approval will be contingent upon obtaining such approval. If stockholder approval of the severance benefits is not received, Qwest will amend the agreement to the extent necessary to conform to this policy.

  The Board of Directors has the right to amend, waive or cancel this policy at any time if it determines in its sole discretion that such action would be in the best interests of Qwest, provided that any such action will be promptly disclosed.

        The Board of Directors recommends that you vote FOR the approval of a policy relating to severance arrangements with executives. Proxies will be voted for this proposal unless you otherwise specify in the proxy.

 PROPOSAL NO. 4—STOCKHOLDER PROPOSAL

        Hazel A. Floyd, 4660 Newton Street, Denver, Colorado 80211, who owns 1,050 shares of Qwest's common stock, has given notice of her intention to present a proposal at the 2009 annual meeting. The proposal and the proponent's supporting statement appear below in italics.

        The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the annual meeting is required to approve the proposal.

        Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated under Management's Statement below.

RESOLVED:    The shareholder of Qwest urge our Board to adopt a policy to seek shareholder approval of any extraordinary retirement benefits for senior executive officers. Implementation of this policy shall not breach any existing employment agreement or vested benefit.

For purposes of this resolution, "extraordinary retirement benefits" refer to supplemental executive retirement plans ("SERPs"), or individual retirement arrangements, that provide additional service credits for years not actually worked, preferential benefit formulas, or extra payments not provided to all other managers under the Company's tax-qualified pension plan.

SUPPORTING STATEMENT

Companies typically establish SERPs to provide pension benefits that exceed IRS limits on benefit payments from tax-qualified pension plans.

Qwest's tax-qualified Pension Plan credits an amount equal to 3% of eligible salary each year to a hypothetical account balance, and pays interest based on the 30-year U.S. Treasury bond rate.

However, the Qualified Plan is a mere hors d'oeuvre at Qwest's executive pension feast. On the surface, Qwest's Nonqualified Pension Plan provides the same 3% contribution each year on executive salary and bonuses above the IRS limit.

But that's not all. In addition, the 2008 proxy discloses that for senior executive officers "the nonqualified account balance is increased by 35% upon payment as a lump sum." This benefit "is generally payable at termination of employment for any reason as a lump sum."

The 35% gross-up for SERP payouts is actually the more modest piece of Qwest's recent history of piling on extraordinary executive pension benefits. Last year, after they retired, former CEO Notebaert and CFO Shaffer received an additional $10.99 million and $4.26 million, respectively, in nonqualified pension benefits based on the years they worked at their former employer, SBC.

Notebaert received nearly $848,000 in benefits based on the 5.2 years he actually worked at Qwest. In addition, he received $10.99 million based on the 30.3 years of additional credited service. Shaffer received $4.26 million extra after just 4.6 years at Qwest.

The 2008 Institutional Shareholder Services (ISS) report on Qwest concluded that "crediting additional pension years is a poor pay practice. Such enhancement creates a substantial lifetime cost the company and its shareholders."

Boosting SERP payouts by 35% at termination and adding decades of unearned service credits to the CEO's pension payout does nothing, in our view, to align management incentives with long-term shareholder interests.

These disparities are especially glaring at a time Qwest is cutting retiree benefits, such as the cap on contributions to retiree health costs and the reduction of promised life insurance benefits to $10,000.

We believe such gross disparities between the retirement security offered to senior executives and other employees can create morale problems and increase turnover.

Requiring specific shareholder approval of extraordinary SERP benefits will give the Board useful feedback and encourage reasonable formulas for future agreements, in our view.

Because prior shareholder approval is sometimes not practical, the Company has the option to seek approval after the material terms of an executive's employment agreement are determined.

Please vote FOR this proposal.

 Management's Statement AGAINST Stockholder Proposal

        We believe approval of this proposal would put us at a significant competitive disadvantage and would therefore be detrimental to the interests of our stockholders. Our Board believes that it is important that executive compensation be competitive with that of our competitors and with companies of similar size across all industries. The Board oversees the compensation arrangements for our executive officers, primarily through the Compensation Committee, which the Board has determined consists entirely of independent directors. The Board recognizes its responsibility to make executive compensation decisions in a manner it believes to be in the best interest of Qwest and its stockholders. In order to attract, retain and reward executives in a competitive business environment, it is critical that Qwest retain the flexibility to design, without delay, employment arrangements that address the specific facts and circumstances of each executive's situation. This flexibility would be substantially undermined by a requirement for stockholder approval.

        Our Board believes that the award to certain key executives of preferential benefit formulas, when used judiciously under appropriate circumstances, promotes stockholders' interests by enabling us to recruit and retain the most qualified executive officers. We do not enter into these arrangements on a routine basis or with large numbers of executives. Owing to the market competition for qualified executives, we must have the ability to offer competitive employment packages to motivate valuable executives to relocate to Qwest, particularly when to do so would require the executive to forfeit substantial retirement benefits that he or she accrued elsewhere.

        For the foregoing reasons, the Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted against this proposal unless you otherwise specify in the proxy.

 PROPOSAL NO. 5—STOCKHOLDER PROPOSAL

        Mary Ann Neuman, 6073 Quebec Avenue North, New Hope, Minnesota 55428, owner of 1,700 shares of Qwest's common stock, has given notice of her intention to present a proposal at the 2009 annual meeting. The proposal and the proponent's supporting statement appear below in italics.

        The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the annual meeting is required to approve the proposal.

        Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated under Management's Statement below.

RESOLVED, the shareholders of Qwest hereby urge the Board to adopt a policy that the shareholders will be given an opportunity at each Annual Meeting to vote on an advisory resolution, proposed by management and included as a voting item printed in the proxy statement, to approve or disapprove the compensation of the named executive officers as set forth in the proxy statement's Summary Compensation Table ("SCT") and the accompanying narrative disclosure provided to understand the SCT. The board's proposal shall state that the vote is advisory and will not abrogate any employment agreement.

SUPPORTING STATEMENT

We believe the owners of the company should be able to express their approval or disapproval of the compensation package for the CEO and other senior executives, just as shareholders do at public companies in the U.K., Australia and the Netherlands (which requires a binding shareholder vote).

Indeed, this policy has been supported by a majority of shareholders at 15 U.S. companies, including Verizon, which will conduct its first advisory vote this spring.

Greater scrutiny and accountability is particularly needed at Qwest since I believe our Company's severance, executive pensions and perquisites stand out as unjustifiably costly.

Qwest's Board has been criticized for excessive CEO pay relative to performance. A study by the Corporate Library ("Pay for Failure II: The Compensation Committees Responsible" singled out Qwest as one of 12 companies identified as "the very worst performers—which were also among the highest payers—within the group of largest companies in the U.S."

The 2007 study reported that over the five fiscal years through 2006, CEO compensation totaled $155.7 million, but total shareholder return was negative 40.8%.

Former CEO Notebaert's "golden severance" agreement could have paid out $63.5 million (19 times base salary plus target bonus) if he terminated after a change in control, according to the 2007 proxy.

And after just 5 years at Qwest, the present value of Notebaert's accrued pension benefit was $11.8 million. Notebaert received 30.3 additional years of credited service, boosting his benefits by $8.4 million.

The total cost of current CEO Mueller's "golden severance" could also substantially exceed 2.99 times base salary plus target bonus, since his termination or demotion after a change in control triggers the immediate vesting of millions of dollars worth of restricted stock and stock option grants that are otherwise contingent on performance. CFO Euteneuer has similar accelerated vesting features tied to his equity grants.

Qwest's perquisites also appear excessive. For example, Qwest disclosed that a company jet ferries Mueller's wife and stepdaughter back and forth between their home in California and Denver. Mueller's personal use of corporate aircraft cost Qwest $281,000 in 2007.

Qwest also reimburses Mueller "for any federal or state income taxes" that result from this imputed income. Only 20% of public companies include tax gross-ups in CEO compensation, according to the Corporate Library.

According to Risk Metrics (ISS), in the U.K. say on pay "has proven a valuable tool in encouraging companies to improve their practices."

Please vote FOR this proposal.

 Management's Statement AGAINST Stockholder Proposal

        We believe that this proposal fails to recognize that stockholders already have a more efficient and meaningful method of communicating with our directors with respect to compensation and other issues, and that, in any case, the compensation program that we have established for our executive officers is thoughtful, performance-based, and in the best interest of our stockholders.

        It is apparent, we believe, that direct communication between stockholders and the Board is a much more effective and accurate method of expressing support or criticism of our executive compensation practices. Unlike the stockholder vote advocated by this proposal, a direct communication with the Board will allow stockholders and other interested parties to voice specific observations of or objections to our executive compensation practices. A stockholder vote would not be helpful in identifying any particular practice or issue that may be of concern to our stockholders. As described on page 11 under the heading "Communications with Directors," stockholders and other interested parties may communicate with our Board, including our non-employee directors as a group, our lead independent director or any other individual directors, by writing to our Corporate Secretary at our principal executive office at 1801 California Street, Denver, Colorado 80202.

        In addition, contrary to what the proponent implies, we believe that we have structured our compensation arrangements in a manner that is in the best interests of our stockholders. Through our Compensation Committee, which our Board has determined consists entirely of independent directors, we have established compensation arrangements that have enabled us to recruit and retain highly qualified executive officers. We continually monitor our executive compensation program and adopt changes when they are deemed necessary for the marketplace in which we compete for talent. In our view, the proponent demonstrates a lack of familiarity with the marketplace in which we compete when she claims that our compensation arrangements are unjustifiably costly.

        For the foregoing reasons, the Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted against this proposal unless you otherwise specify in the proxy.

 PROPOSAL NO. 6—STOCKHOLDER PROPOSAL

        Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, who owns 3,134 shares of Qwest's common stock, has given notice of his intention to present a proposal at the 2009 annual meeting. The proposal and the proponent's supporting statement appear below in italics.

        The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the annual meeting is required to approve the proposal.

        Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated under Management's Statement below.

RESOLUTION:    That the shareholders of Qwest Communications International Inc. request its Board of Directors to take the steps necessary to amend the by-laws, and other appropriate documents, to grant shareholders owning ten percent (10%) of the shares outstanding (or, as applicable, the lowest percentage above ten percent) to call "Special Meetings of Shareholders."

SUPPORTING STATEMENT

Currently, shareholders are not granted this right and special meetings can only be called upon the whims of the board. This is wrong as important business issues needing the attention of shareholders could be neglected and disregarded by management and the Board.

Reasonable access for special meetings allows shareholders to vote on very important matters, such as take-over offers, and other matters, in a timely manner, arising between annual meetings. These issues could include the merger of Qwest into another entity, the sale of Qwest, or replacing the directors who have resigned or become unable to serve because of other complications.

As the market price per share of Qwest dwindles, management and the board have remained insulated as shreholders [sic] are unable to call special meetings.

Shareholders, who own the corporation, should have the ability to call a special meeting when the matter is sufficiently important to warrant expeditious consideration. Restructuring or acquisitions are matters which can become lost or moot if delayed until the next annual meeting to face the fixed agenda of management.

Mutual funds, such as Vanguard and Fidelity, support the shareholder right to call special meetings. The proxy voting guidelines of many public pension funds, including the New York City Retirement System, favor this right, too. Governance rating services, such as The Corporate Library and Governance Metrics International, include special meeting rights when assigning their ratings.

In 2007, this proposal averaged 56% support at eighteen corporations including 74% at Honeywell, according to RiskMetrics (formerly Institutional Shareholder Services).

In 2008, this proposal had impressive votes at:

Occidental Petroleum Corporation	66%
FirstEnergy Corp.	67%
Marathon Oil Corporation	69%

Executive compensation, benefits, bonuses, quality of management, and performance are significant issues at Qwest. In the proponent's opinion, members of the Board of Directors may be unsuited to serve because of a past affiliation or business conduct of their own activities.

Let's look at the record. It is time for greater protection of shareholder interests and not the continued disrespect for shareholders. Please join me in voting "FOR" this proposal.

 Management's Statement AGAINST Stockholder Proposal

        We do not believe that it is in the best interests of our stockholders to permit any holder (or group of holders) of ten percent or more of our common stock to call special stockholder meetings for any reason, at any time and as frequently as it (or they) may wish. If our Bylaws were amended to accommodate this proposal, a minority of stockholders could be empowered to call frequent, costly and disruptive meetings for purposes that may serve neither the company nor the holders of the vast majority of our common stock.

        Notwithstanding the proponent's statement on behalf of his proposal, our stockholders are already entitled by law to a vote on such matters as "the merger of Qwest into another entity" or "the sale of Qwest." They are also entitled to vote each year on the individuals who are nominated to serve as directors, all of whom are subject to the "majority vote" requirements in our Bylaws. The proponent offers no basis, because he has no basis, to claim that our Board of Directors would delay consideration by stockholders of any matter that requires their approval. It is simply not credible that our Board of Directors, having agreed to a merger, acquisition or other matter requiring stockholder approval, would allow that matter to become "lost or moot" by failing to call a stockholders meeting. For those extraordinary circumstances where a matter cannot wait until the next annual meeting of stockholders, our Bylaws permit our Chairman, our Chief Executive Officer or our Board of Directors to act in a manner consistent with their fiduciary duties and call a special meeting. The current Bylaw provision is appropriate for a public company of our size, as it allows the Board of Directors and senior management—rather than a single minority stockholder—to determine when it is in the best interests of all stockholders to incur the cost and disruption of convening a special meeting. Consistent with their fiduciary duties, our Board of Directors and senior management would call a special meeting after taking into account the interests of all stockholders.

        Finally, between stockholder meetings, we believe we maintain open lines of communications with our stockholders, and that we have been responsive to stockholder proposals raised at prior meetings that have received substantial stockholder support. We do not believe that this proposal addresses a real problem that this company has a need to solve. Opening the door to costly and disruptive actions by a minority stockholder, it has the potential to create only difficulties and chaos.

        For the foregoing reasons, the Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted against this proposal unless you otherwise specify in the proxy.

 PROPOSAL NO. 7—STOCKHOLDER PROPOSAL

        Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, who owns 1,000 shares of Qwest's common stock, has given notice of his intention to present a proposal at the 2009 annual meeting. The proposal and the proponent's supporting statement appear below in italics.

        The affirmative vote of the holders of a majority of the shares of common stock present, in person or represented by proxy, and entitled to vote at the annual meeting is required to approve the proposal.

        Our Board of Directors recommends that you vote AGAINST the stockholder proposal for the reasons stated under Management's Statement below.

Reincorporate in a Shareowner-Friendly State

RESOLVED:    That shareowners hereby request that our board of directors initiate the appropriate process to change the Company's jurisdiction of incorporation to North Dakota and to elect that the Company be subject to the North Dakota Publicly Traded Corporations Act.

SUPPORTING STATEMENT

This proposal requests that the board initiate the process to reincorporate the Company in North Dakota under the new North Dakota Publicly Traded Corporations Act. If our company were subject to the North Dakota act there would be additional benefits:

•
There would be a right of proxy access for shareowners who owned 5% of our Company's shares for at least two years.

•
Shareowners would be reimbursed for their expenses in proxy contests to the extent that are successful.

•
The board of directors could not be classified.

•
The ability of the board to adopt a poison pill would be limited.

•
Shareowners would vote each year on executive pay practices.

These provisions, together with others in the North Dakota act, would give us as shareowners more rights than are available under any other state corporation law. By reincorporating in North Dakota, our company would instantly have the best governance system available.

The SEC recently refused to change its rules to give shareowners a right of access to management's proxy statement. And the Delaware courts recently invalidated a bylaw requiring reimbursement of proxy expenses. Each of those rights is part of the North Dakota act. As a result, reincorporation in North Dakota is now the best alternative for achieving the rights of proxy access and reimbursement of proxy expenses. As a North Dakota company our Company would also shift to cumulative voting, "say on pay," and other best practices in governance.

Our Company needs to improve its governance:

•
The Corporate Library www.thecorporatelibrary.com, an independent research firm rated our company "High Concern" in executive pay.

•
We had no right to cumulative voting or right to vote on executive pay.

•
Our directors also served on boards rated "D" by the Corporate Library:

Edward Mueller	McKesson (MCK) (Our CEO)
David Hoover	Energizer (ENG)
David Hoover	Ball (BLL)
Linda Alvarado	Lennox International (LII)
Linda Alvarado	3M (MMM)
Charles Biggs	Standard Parking (STAN)
Jan Murley	1-800-FLOWERS.COM (FLWS)
•
Eleven directors were designated "Accelerated Vesting" directors by The Corporate Library—due to a director's involvement with accelerating stock option vesting in order to avoid recognizing the related expense:

Edward Mueller	(Our CEO)
Frank Popoff	(Our Lead Director)
Dane Brooksher	(Chairman of our audit committee)
James Unruh	(Chairman of our executive pay committee)
Patrick Martin	(Chairman of our nomination committee)
Charles Biggs
David Hoover
Caroline Matthews
Wayne Murdy
Peter Hellman
Linda Alvarado

Reincorporation in North Dakota provides a way to switch to a vastly improved system of governance in a single step. And reincorporation in North Dakota does not [sic] a major capital investment or layoffs to improve financial performance.

I urge your support for Reincorporating in a Shareowner-Friendly State.

 Management's Statement AGAINST Stockholder Proposal

        We have been a Delaware corporation since 1997. The proponent is asking that we now change our state of incorporation to North Dakota and elect to be subject to the North Dakota Publicly Traded Corporations Act, or the "North Dakota Act," which was adopted only recently. We have carefully reviewed and considered this proposal and, while we have concluded that the proposal would involve substantial costs, a more substantial concern arises from the risks and uncertainties that we and our stockholders would face while conducting business under a new and untested legal structure.

        The Delaware General Corporation Law, under which more than 60% of Fortune 500 companies are incorporated, is a sophisticated and flexible corporation statute that has been carefully developed over the years with input from businesses, stockholder groups, academic commentators and other legal experts. In addition, Delaware has specialized and highly regarded courts that apply significant expertise to complex corporate law issues. Delaware also has a well developed body of case law that allows corporations and stockholders to understand and predict the consequences of their actions. The stability, flexibility and predictability of the Delaware General Corporation Law, we believe, make it superior to the North Dakota Act.

        The proponent identifies what he asserts are advantages to be realized from reincorporation, but neither acknowledges nor discusses any of the disadvantages. Having considered the disadvantages, as well as the benefits of remaining incorporated in Delaware, we believe that reincorporating in North Dakota and electing to be subject to the North Dakota Act would be detrimental to the best interests of our company and its stockholders.

        For the foregoing reasons, the Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted against this proposal unless you otherwise specify in the proxy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policies and Procedures

        The Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. Under the Audit Committee's charter, the Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. The approval may be given as part of the Audit Committee's approval of the scope of the engagement of our independent registered public accounting firm or on an individual basis. The pre-approval of non-audit services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee. Our independent registered public accounting firm may not be retained to perform the non-audit services specified in Section 10A(g) of the Exchange Act.

Fees Paid to the Independent Registered Public Accounting Firm

        We first engaged KPMG LLP to be our independent registered public accounting firm in May 2002. The aggregate fees billed to us for professional accounting services, including KPMG's audit of our annual consolidated financial statements, are set forth in the table below.

	2008	2007
	(dollars in thousands)
Audit fees	$4,527	$4,521
Audit-related fees	$877	$1,305
Tax fees	$148	$74

Total fees	$5,552	$5,900

        For purposes of the preceding table, the professional fees are classified as follows:

  •
  Audit fees—These are fees for professional services billed for the audit of the consolidated financial statements included in our Form 10-K filings, the review of consolidated financial statements included in our Form 10-Q filings, comfort letters, consents and assistance with and review of documents filed with the SEC. Audit fees for each year shown include amounts billed to us through the date of this proxy statement for that particular year.

  •
  Audit-related fees—These are fees for assurance and related services that traditionally are performed by our independent registered public accounting firm. More specifically, these services include: international statutory audits; regulatory filings; the audit of certain of our subsidiaries' annual financial statements; employee benefit plan audits; due diligence services related to mergers, acquisitions and dispositions; internal control reviews; attestation services that are not required by statute or regulation; and audits of the financial statements of certain of our subsidiaries required in connection with acquisitions or dispositions of those subsidiaries.

  •
  Tax fees—These are fees for all professional services performed by professional staff of our independent registered public accounting firm's tax division except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice. Tax compliance involves preparation of original and amended tax returns, refund claims and tax payment services. Tax planning and tax advice encompass a diverse range of subjects, including assistance with tax audits and appeals, tax advice related to mergers, acquisitions and dispositions, and requests for rulings or technical advice from taxing authorities.

        All of the services performed by KPMG described above were approved in advance by the Audit Committee.

 ANNUAL REPORT ON FORM 10-K AND OTHER SEC FILINGS

        If you request, we will provide you with a copy of our Annual Report on Form 10-K for the year ended December 31, 2008. You should send your written requests to our Corporate Secretary at Qwest Communications International Inc., 1801 California Street, Denver, Colorado 80202. The exhibits to the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction.

        You can also obtain copies of this annual report and exhibits, as well as other filings we make with the SEC, on our website at www.qwest.com/about/investor or on the SEC's website at www.sec.gov.

 OTHER MATTERS

        We have not received notice of and do not expect any matters to be presented for a vote at the meeting, other than the proposals described in this proxy statement. If you grant a proxy, each of the persons named as proxy holder, Edward A. Mueller and Richard N. Baer, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason, any of our nominees are not available as a candidate for director, the proxy holder will vote your proxy for any other candidate or candidates nominated by our Board.

By Order of the Board of Directors
Richard N. Baer Executive Vice President, General Counsel and Chief Administrative Officer

Denver, Colorado
March 18, 2009

1801 CALIFORNIA STREET, 51ST FLOOR
DENVER, CO 80202

VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 12, 2009, for shares held by registered holders and Employee ESPP Participants or 11:59 P.M. Eastern Time on May 10, 2009, for shares held in the Employee 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Qwest Communications International Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 12, 2009, for shares held by registered holders and Employee ESPP Participants or 11:59 P.M. Eastern Time on May 10, 2009, for shares held in the Employee 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Qwest Communications International Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

QWSTC1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

QWEST COMMUNICATIONS INTERNATIONAL INC.

Your Board of Directors recommends you vote "FOR" each of the director nominees, "FOR" Proposals 2 and 3, and "AGAINST" Proposals 4, 5, 6 and 7.
1.	The election of 12 directors to our Board to hold office until the annual meeting of stockholders in 2010 and until their successors are elected and qualified.

		For	Against	Abstain				For	Against	Abstain
Nominees:
1a.	Edward A. Mueller	☐	☐	☐		1k.	James A. Unruh	☐	☐	☐
1b.	Linda G. Alvarado	☐	☐	☐		1l.	Anthony Welters	☐	☐	☐
1c.	Charles L. Biggs	☐	☐	☐	2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2009.		☐	☐	☐
1d.	K. Dane Brooksher	☐	☐	☐	3.	Approval of a policy relating to severance arrangements with executives.		☐	☐	☐
1e.	Peter S. Hellman	☐	☐	☐	4.	A stockholder proposal urging the Board to adopt a policy to seek stockholder approval of certain extraordinary retirement benefits for executives.		☐	☐	☐
1f.	R. David Hoover	☐	☐	☐	5.	A stockholder proposal urging the Board to adopt a policy that stockholders have the opportunity at annual meetings to vote on an advisory resolution on certain executive compensation.		☐	☐	☐
1g.	Patrick J. Martin	☐	☐	☐	6.	A stockholder proposal requesting the Board to amend our bylaws to allow 10% stockholders to call special stockholder meetings.		☐	☐	☐
1h.	Caroline Matthews	☐	☐	☐	7.	A stockholder proposal requesting that our Board initiate the process of reincorporating Qwest in North Dakota.		☐	☐	☐
1i.	Wayne W. Murdy	☐	☐	☐
1j.	Jan L. Murley	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
Annual Meeting of Stockholders
May 13, 2009, 9:30 a.m., local time
Seawell Grand Ballroom
Denver Center for Performing Arts
1050 13th Street
Denver, CO 80204

For registration instructions or directions to the meeting, please call 800-567-7296
or
visit our website at www.qwest.com/stockholder2009.

Important Notice Regarding Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please retain this ticket for admission to the meeting.

QWSTC2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Edward A. Mueller and Richard N. Baer, and each of them, as proxies, with full power of substitution, to vote as directed all shares of common stock of Qwest Communications International Inc. that the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of Qwest Communications International Inc. to be held in the Seawell Grand Ballroom of the Denver Center for the Performing Arts, 1050 13th Street, Denver, Colorado 80204, 9:30 a.m., local time on Wednesday, May 13, 2009, and at any adjournment or postponement thereof.

This proxy authorizes the persons named above, and each of them, to vote at their discretion on any other matter that may come before the meeting or any adjournment or postponement thereof.